                                                                     Exhibit 2.3
- --------------------------------------------------------------------------------
                            IMPLEMENTATION AGREEMENT

                                     between

                            VIACOM INTERNATIONAL INC.

                                       and

                       VIACOM INTERNATIONAL SERVICES INC.

                            Dated as of July 24, 1995

- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS

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ARTICLE I          DEFINITIONS......................................................     1


         Section 1.1       Defined Terms............................................     1


ARTICLE II         CONVEYANCE; LACK OF CONSENTS OR
                   REGULATORY APPROVALS; RIGHT OF FIRST
                   REFUSAL; DISASTERS...............................................    18


         Section 2.1       Conveyance of Assets and Assumption of Liabilities:
                           Transfers to New VII, Recapitalization...................    18

         Section 2.2       Lack of Consents.........................................    19

         Section 2.3       Lack of Regulatory Approvals.............................    20

         Section 2.4       Right of First Refusal...................................    22

         Section 2.5       Lost Service Subscribers.................................    22

         Section 2.6       Release of Old VII.......................................    23

         Section 2.7       Receipt of Consents......................................    23

         Section 2.8       Execution of Other Instruments...........................    23

         Section 2.9       Use of Viacom Name.......................................    23

         Section 2.10      Name Change..............................................    24

         Section 2.11      Bank Accounts............................................    24

         Section 2.12      Intercompany Debt........................................    24

         Section 2.13      Consents.................................................    24

         Section 2.14      Books and Records........................................    24

         Section 2.15      Confidentiality..........................................    24

         Section 2.16      Control of Litigation....................................    25

         Section 2.17      Security Interest........................................    25


ARTICLE III        ADJUSTMENTS......................................................    26


         Section 3.1       Determination of Estimated Asset Value...................    26

         Section 3.2       Calculation of Adjustment Amounts........................    27
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                                TABLE OF CONTENTS

                                   (Continued)

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         Section 3.3       Adjustment Payment............................................    27

         Section 3.4       Fixed Amount..................................................    28

         Section 3.5       Proration.....................................................    28


ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF NEW VII.............................    28


         Section 4.1       Corporate Existence and Power.................................    28

         Section 4.2       Corporate Authorization.......................................    29

         Section 4.3       Capitalization; Subsidiaries; Certificates of Incorporation
                           and By-Laws...................................................    29

         Section 4.4       Governmental Authorization....................................    30

         Section 4.5       Consents......................................................    30

         Section 4.6       Non-Contravention.............................................    30

         Section 4.7       Binding Effect................................................    31

         Section 4.8       Financial Statements; Undisclosed Liabilities.................    31

         Section 4.9       Systems; Local Authorizations and FCC Authorizations..........    31

         Section 4.10      Absence of Changes............................................    32

         Section 4.11      Subsidiaries..................................................    32

         Section 4.12      Assets........................................................    33

         Section 4.13      Intellectual Property.........................................    33

         Section 4.14      Material Contracts............................................    33

         Section 4.15      Litigation....................................................    33

         Section 4.16      Compliance with Legal Requirements............................    33

         Section 4.17      Employees.....................................................    34

         Section 4.18      Finders' Fees.................................................    35

         Section 4.19      Real Property.................................................    35

         Section 4.20      Environmental Matters.........................................    35

         Section 4.21      FCC and Copyright.............................................    36

         Section 4.22      Covenants not to Compete......................................    36

         Section 4.23      Telecom Capital Expenditures..................................    36

         Section 4.24      Accounts Receivable, Net......................................    37
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                                TABLE OF CONTENTS

                                   (Continued)

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         Section 4.25      Number of Basic Subscribers..............................    37

         Section 4.26      Adjustment Amounts.......................................    37

         Section 4.27      Ranking of Payment Obligations...........................    37


ARTICLE V          NONCOMPETITION...................................................    37


         Section 5.1       Noncompetition...........................................    37


ARTICLE VI         TERMINATION......................................................    38


         Section 6.1       Termination..............................................    38

         Section 6.2       Effect of Termination....................................    38


ARTICLE VII        SURVIVAL AND INDEMNIFICATION.....................................    38


         Section 7.1       Survival.................................................    38

         Section 7.2       Indemnification..........................................    38


ARTICLE VIII       EMPLOYEE MATTERS.................................................    41


         Section 8.1       Employment...............................................    41


ARTICLE IX         TAX MATTERS......................................................    44


         Section 9.1       Obligation of New VII to Indemnify.......................    44

         Section 9.2       Refunds..................................................    44

         Section 9.3       Final Returns............................................    45

         Section 9.4       Conduct of Audits and Disputes...........................    45

         Section 9.5       Carrybacks...............................................    46

         Section 9.6       Designation of Agent for PCI Group.......................    46
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                                TABLE OF CONTENTS

                                   (Continued)

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ARTICLE X          MISCELLANEOUS....................................................    47


         Section 10.1      Expenses.................................................    47

         Section 10.2      Headings.................................................    47

         Section 10.3      Notices..................................................    47

         Section 10.4      Assignment...............................................    48

         Section 10.5      Entire Agreement.........................................    48

         Section 10.6      Amendment; Waiver........................................    48

         Section 10.7      Counterparts.............................................    49

         Section 10.8      Governing Law............................................    49

         Section 10.9      Severability.............................................    49

         Section 10.10     Consent to Jurisdiction..................................    49

         Section 10.11     Third Person Beneficiaries...............................    49

         Section 10.12     Representations and Warranties; Schedules................    49

         Section 10.13     Specific Performance.....................................    50



                                    EXHIBITS

Exhibit A     -     Approved Capital Expenditure Plan
Exhibit B     -     Front End Loaded Programming Payments
Exhibit C     -     Bill of Sale, Instrument of Assumption and Provision of Benefits Agreement
Exhibit D     -     Cable Division Subsidiaries
Exhibit E     -     Access Fee Conditions
Exhibit F     -     PVIT Assets
Exhibit G     -     PVIT Bill of Sale
Exhibit H     -     Systems
Exhibit I     -     Transferred Assets
Exhibit J     -     Amended and Restated Certificate of Incorporation
Exhibit K     -     Term Sheet for Series A Senior Cumulative Exchangeable Preferred Stock


                                    SCHEDULES

Schedule 4.5        -    Consents
Schedule 4.8        -    Financial Statements

Schedule 4.9        -    Systems:  Local Authorizations and FCC Authorizations
Schedule 4.10       -    Material Changes
Schedule 4.14       -    Material Contracts
Schedule 4.15       -    Litigation
Schedule 4.16       -    Non-compliance with Legal Requirements
Schedule 4.17       -    Employment Agreements; Labor Disputes; Labor
                         Agreements; Benefit Plans

Schedule 4.19       -    Owned Real Property
Schedule 4.20       -    Underground Storage Tanks
Schedule 4.21       -    Equal Employment Opportunity Rules
Schedule 4.22       -    Covenants not to Compete

                            IMPLEMENTATION AGREEMENT

                  Implementation Agreement, dated July 24, 1995 (this "Agreement") by and among Viacom International Inc., a Delaware corporation ("Old VII") and Viacom International Services Inc., a Delaware corporation ("New VII").

                  WHEREAS, Old VII is a wholly-owned subsidiary of Viacom Inc., a Delaware corporation ("VI") and New VII is a wholly-owned subsidiary of Old VII; and

                  WHEREAS, VI desires to make an exchange offer to its shareholders in which shares of VI Common Stock would be exchanged for Class A Common Stock of Old VII; and

                  WHEREAS, VI has entered into a Parents Agreement, dated as of the date hereof, with Tele-Communications, Inc., a Delaware corporation ("TCI"), and TCI Communications, Inc., a Delaware corporation ("TCI Sub"), which contains certain agreements of VI, TCI and TCI Sub regarding the Transaction; and

                  WHEREAS, in connection with the Exchange Offer, Old VII and New VII desire to enter into the agreements set forth below;

                  NOW, THEREFORE, in consideration of the mutual promises, covenants and other agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1 Defined Terms. The following terms, as used in this Agreement, shall have the following meanings (and such meanings shall be equally applicable to both the singular and plural forms of the terms defined herein):

                  "Accounts Payable" shall mean the book value of all accounts payable of the Company as of the Exchange Date (other than those constituting New Borrowing Obligations) after giving effect to the Assumption of Liabilities, calculated in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements.

                  "Accounts Receivable, Net" shall mean the book value of all accounts receivable of the Company as of the Exchange Date net of the allowance for doubtful accounts and advance billings (other than deferred customer revenue and accounts receivable relating to payments of principal due from the Telecom Partnerships referred to in clause (ii) of the definition of Telecom Capital Expenditure Amount), calculated in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements and after giving effect to the Conveyance of Assets.

                  "Ad Interconnect Assets" shall mean all right, title and interest of Old VII and each Cable Division Subsidiary in and to the Bay Cable Advertising and Northwest Cable Advertising Partnerships described on Schedule 4.14.

                  "Adjustment Amounts" shall have the meaning specified in
Section 3.2.

                  "Affiliate" of any Person at any time shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person at such time.

                  "Aggregate Loan Amount" shall have the meaning specified in the Parents Agreement.

                  "Agents" shall have the meaning specified in the Subscription Agreement.

                  "Agreement" shall mean this Implementation Agreement, including the Exhibits and Schedules hereto.

                  "Amended and Restated Certificate of Incorporation" shall have the meaning specified in Section 2.1(c).

                  "Anticipated Commencement Date" shall have the meaning specified in the Parents Agreement.

                  "Appraised Value" shall mean, with respect to any System (or portion thereof) at any date of determination, an amount equal to the sum of (A)
(x) Cash Flow of such System (or portion thereof) for the twelve full calendar months ending the calendar month ended prior to such date of determination, multiplied by (y) ten, plus (B) the Specified Capital Expenditure Amount for such System (or portion thereof). The Appraised Value of a System (or portion thereof) shall be established by mutual agreement of Old VII and New VII. If Old VII and New VII are unable to agree on the Appraised Value of a System (or portion thereof), such Appraised Value will be determined by an Arbitrating Firm, whose determination shall be binding upon the parties. The Arbitrating Firm will render its determination within ten (10) Business Days of its engagement. Each of New VII and Old VII shall be responsible for one-half the fees and expenses of the Arbitrating Firm (which fees shall be negotiated in good faith by New VII and Old VII). As used herein, "Cash Flow" of a System (or portion thereof) for a period shall mean the operating income of such System (or portion thereof) for such period, before provision for income taxes, interest expense, depreciation and amortization, but including allocations for direct and indirect operating expenses and overhead (excluding any allocation of VI administrative overhead and any management fees), determined in accordance with accounting principles applied on a basis consistent with the application of such principles by Old VII prior to the Exchange Time.

                  "Approved Capital Expenditure Plan" shall mean the capital expenditure plan for the Company, by System, which identifies Covered Capital Expenditures and Line Extension and Other Capital Expenditures, attached as Exhibit A hereto, together with the 1996 Capital Expenditure Plan (as defined in the Subscription Agreement).

                  "Arbitrating Firm" shall mean Arthur Andersen & Co. or, if it cannot serve in such capacity, another "big six" independent public accounting firm (other than KPMG Peat Marwick LLP and Price Waterhouse & Co. LLP and their respective successors) selected by agreement of Old VII and New VII or, if they cannot agree, chosen by lot from among the aforesaid firms.

                  "Asset Value" shall mean an amount equal to (i) the Fixed Amount, plus (ii) the Capital Expenditure Amount, plus (iii) the Inventory Amount, plus (iv) the Telecom Amount plus (v) an amount equal to Working Capital, if Working Capital is a positive number, minus (vi) an amount, if any, equal to the amount by which Working Capital is a negative number, minus (vii) the amount of the front-end loaded programming payments set forth on Exhibit B, plus (viii) an amount equal to interest on the sum of the foregoing amounts at the LIBOR Rate for the period from (and including) September 1, 1995 to (but excluding) the Exchange Date.

                  "Assumption of Liabilities" shall have the meaning specified in Section 2.1(a).

                  "Balance Sheet Date" shall mean March 31, 1995.

                  "Banked Sick Leave Days" shall have the meaning specified in
Section 8.1(f).

                  "Basic Subscriber" shall mean the sum of the following amounts for all Franchise Areas:

                           (a) with respect to a Franchise Area, the number of
                  all private and residential customer accounts (regardless of whether in a single-family home or in an individually billed unit in a multiple-unit building) who are receiving basic cable television service at the Basic Subscriber Rate (but excluding "complimentary subscribers," "second connects" and "additional outlets" as such terms are customarily used in the cable television industry); plus

                           (b) with respect to a Franchise Area, the number of
                  private and residential customer accounts (regardless of whether in a single-family home or in an individually billed unit in a multiple unit building) who are receiving basic cable television service at a discount to the Basic Subscriber Rate because the account is or was to the knowledge of New VII a "low income" and/or "senior citizen" account in accordance with the Company's policy as of January 1, 1995, determined as the quotient of the total monthly basic service revenue derived from these customers as of the date of determination thereof (excluding any charges for taxes or nonrecurring items (including, without limitation, nonrecurring charges for installation, equipment, any outlet or connection or a pass-through charge for sales taxes, line-itemized franchise fees and charges)) divided by the Basic Subscriber Rate; plus

                           (c) with respect to a Franchise Area, without
                  duplication of clauses (a) and (b) above, the number of commercial and bulk billed accounts (including, without limitation, hotels, motels, apartment houses and multi-family homes) that receive basic cable television service, determined as the quotient of the total monthly basic service revenue derived from the commercial and bulk billed accounts as of the date of determination thereof (excluding any charges for taxes or nonrecurring items (including, without limitation, nonrecurring charges for installation, equipment, any outlet or connection or a pass-through charge for sales taxes, line-itemized franchise fees and charges)) divided by the Basic Subscriber Rate.

                  "Basic Subscriber Rate" shall mean for each Franchise Area, the monthly fees and charges for the provision of the "basic service" (as such term is customarily used in the cable television industry and regardless of whether customers taking basic service take any other tier of regulated or unregulated service (excluding (i) any charges for installation fees and revenues derived from the rental of converters, remote control devices and other like charges for equipment and (ii) any charges for taxes or nonrecurring items (including, without limitation, nonrecurring charges for installation, equipment, any outlet or connection or a pass-through charge for sales taxes, line-itemized franchise fees and charges))) charged to customers served by the Franchise Area, as of the date of determination.

                  "Benefit Plans" shall have the meaning specified in Section 4.17(c)(i).

                  "Bill of Sale" shall mean a Bill of Sale, Instrument of Assumption and Provision of Benefits Agreement executed by Old VII, New VII and the Cable Division Subsidiaries in the form of Exhibit C.

                  "Business" shall mean and include the business of each and all of the Systems.

                  "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in New York City are required to or may be closed.

                  "Cable Act" shall mean the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the rules and regulations promulgated thereunder.

                  "Cable Assets" shall mean (i) all right, title and interest of Old VII and the Cable Division Subsidiaries in all assets, rights, privileges, interests, claims and properties owned, used or held for use by Old VII and the Cable Division Subsidiaries in the Business (including without limitation (aa) all equity and other ownership interests of Old VII in the Cable Division Subsidiaries, (bb) the Telecom Assets, (cc) the Ad Interconnect Assets and (dd) all interest earned on the Cash Collateral Account) and (ii) all rights of Old VII under the Transaction Documents with respect to periods after the Exchange Date (including, without limitation, rights of Old VII under Section 7.2(b) hereof).

                  "Cable Cash Balances" shall mean the petty cash, cash drawer and imprest account balances of the Company, as of the Exchange Date, excluding the Loan Proceeds.

                  "Cable Division Assets" shall have the meaning specified in
Section 4.12.

                  "Cable Division Subsidiaries" or "Cable" shall mean the Persons set out on Exhibit D.

                  "Cable Group Bargaining Agreement" shall have the meaning specified in the Subscription Agreement.

                  "Cable Group Contracts" shall mean all contracts, purchase orders and other agreements of the Company to the extent relating to the Business.

                  "Cable Group Welfare Plans" shall have the meaning specified in Section 8.1(h).

                  "Cable Liabilities" shall mean all obligations and liabilities (other than Pre-Closing Specified Liabilities) of Old VII and the Cable Division Subsidiaries arising out of the operation of or with respect to the Business (but not including any liability of Old VII arising out of the breach by Old VII, on or prior to the Exchange Date, of any representation, warranty, covenant or agreement of Old VII contained in the Subscription Agreement), together with all obligations and liabilities (x) of Old VII under the Transaction Documents with respect to periods after the Exchange Date, (y) constituting or arising from the New Borrowing Obligations (including, without limitation, the payment of principal, interest, premium, fees, expenses and indemnities) or (z) of Old VII or any Cable Division Subsidiary arising with respect to periods after the Exchange Date under employment agreements with any Continuing Employee.

                  "Cable Television Business" shall mean the business of owning and operating a coaxial or fiber optic cable television signal distribution system.

                  "Capital Expenditure Amount" shall mean (i) the aggregate amount of all Covered Capital Expenditures, plus (ii) the aggregate amount of the Covered Line Extension and Other Capital Expenditures, plus (iii) without duplication of clauses (i) and (ii) above, the aggregate amount of all capital expenditures made by the Company during the period from January 20, 1995 through the Exchange Date at the request of, or with the express written consent of (whether prior to or after the date of this Agreement) TCI Sub, or (prior to the date of this Agreement) RCS.

                  "Cash Collateral Account" shall have the meaning specified in the Subscription Agreement.

                  "CERCLA" shall have the meaning specified in Section 4.20.

                  "Class A Common Stock" shall have the meaning specified in the Parents Agreement.

                  "Class B Common Stock" shall have the meaning specified in the Subscription Agreement.

                  "COBRA" shall have the meaning specified in Section 8.1(h).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Communications Act" shall mean the Communications Act of 1934 including the Cable Communications Policy Act of 1984, and the Cable Television Consumer Protection and Competition Act of 1992, each as amended, and all rules and regulations promulgated thereunder, as amended (the "Rules and Regulations").

                  "Company" shall mean (x) Old VII after giving effect to the Conveyance of Assets and Assumption of Liabilities and as if such conveyance and assumption occurred immediately prior to the execution and delivery of this Agreement (with the same effect as if the Conveyance of Assets and Assumption of Liabilities occurred at the time they are to occur pursuant to Section 2.1) and
(y) each of the Cable Division Subsidiaries.

                  "Continuing Employee" shall have the meaning specified in the Subscription Agreement.

                  "Conveyance of Assets" shall have the meaning specified in
Section 2.1.

                  "Copyright Act" shall mean Title 17 of the United States Code, as amended, and all rules and regulations promulgated thereunder, as amended.

                  "Covered Capital Expenditures" shall mean the sum of (i) the aggregate amount of all capital expenditures made by the Company during the period from January 1, 1995 through the Exchange Date relating to (a) upgrades and rebuilds and associated items (including, without limitation, head-end sites and head-end equipment to expand channel capacity, but excluding costs of repairing damage caused by a Disaster that would not have been incurred if such Disaster had not occurred) and (b) converter change-outs (including the purchase of converters for such purpose), (ii) without duplication of clause (i) above, any capital expenditure identified as a Covered Capital Expenditure in the Approved Capital Expenditure Plan and (iii) a reasonable allocation of construction overhead (other than capitalized interest) for such period related to such upgrades and rebuilds (other than with respect to repairing damage caused by a Disaster).

                  "Covered Line Extension and Other Capital Expenditures" shall mean the sum of (i) the aggregate amount of all Line Extension and Other Capital Expenditures made by the Company during the period from February 23, 1995 through the Exchange Date plus (ii) a reasonable allocation of construction overhead (other than capitalized interest) for such period related to such Line Extension and Other Capital Expenditures.

                  "Deferred Closing Date" shall have the meaning specified in
Section 2.3(c).

                  "Delaware Corporation Law" shall mean the General Corporation Law of the State of Delaware.

                  "Disaster" shall have the meaning specified in Section 2.5(a).

                  "Disclosing Party" shall have the meaning specified in Section 2.15.

                  "Dispute Notice" shall have the meaning specified in Section 3.2(c).

                  "Disqualified Person" shall have the meaning specified in
Section 5.1.

                  "Employees" shall mean all employees of the Company with respect to the Systems at the relevant time.

                  "Equipment" shall mean all equipment and other personal property of the Company owned, used or held for use by the Company in connection with the Business or the Systems.

                  "ERISA" shall have the meaning specified in Section
4.17(c)(i).

                  "ERISA Affiliate" shall have the meaning specified in Section 8.1(b).

                  "Estimate Statement" shall have the meaning specified in
Section 3.1.

                  "Estimated Adjustment Amounts" shall have the meaning specified in Section 3.1.

                  "Estimated Asset Value" shall have the meaning specified in
Section 3.1.

                  "Estimated Capital Expenditure Amount" shall have the meaning specified in Section 3.1.

                  "Estimated Fixed Amount" shall have the meaning specified in
Section 3.1.

                  "Estimated Inventory Amount" shall have the meaning specified in Section 3.1.

                  "Estimated Net Asset Value" shall mean an amount equal to the Estimated Asset Value, minus $1,700,000,000 (one billion, seven hundred million dollars).

                  "Estimated Telecom Amount" shall have the meaning specified in
Section 3.1.

                  "Estimated Working Capital" shall have the meaning specified in Section 3.1.

                  "Exchange Date" shall have the meaning specified in the Parents Agreement.

                  "Exchange Date Basic Subscribers" shall mean the average number of Basic Subscribers for the nine (9) consecutive Thursdays (or such other day used by the Company for accounts receivable cutoffs) ending on or immediately prior to the Exchange Date, calculated by summing the number of Basic Subscribers as of each such Thursday (or such other day) and dividing such sum by nine (9), without, for these purposes, giving effect to the loss, if any, of Basic Subscribers as a result of a Disaster (defined for these purposes without regard to the number of Basic Subscribers affected).

                  "Exchange Offer" shall have the meaning specified in the Parents Agreement.

                  "Exchange Offer Conditions" shall have the meaning specified in the Parents Agreement.

                  "Exchange Time" shall have the meaning specified in the Parents Agreement.

                  "Expiration Time" shall have the meaning specified in the Parents Agreement.

                  "FCC" shall mean the Federal Communications Commission.

                  "FCC Authorizations" shall mean all authorizations, approvals, certifications, franchises, licenses and permits of the FCC granted to the Company with respect to the Systems.

                  "Final Certificate" shall have the meaning set out in Section 3.2(b).

                  "Final Determination" shall mean (1) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted (it being understood that for purposes of this definition, the term "allowable appeals" means an appeal taken or required to be taken under the provisions of the contest provisions with respect to the applicable indemnification obligation and permitted by applicable law) or the time for filing such appeal has expired, (2) a closing agreement entered into under Section 7121 of the Code (or comparable state or local law) or any other binding settlement agreement entered into in connection with an administrative or judicial proceeding (including, without limitation, any settlement entered into in accordance with the contest provisions with respect to the applicable indemnification obligation), or (3) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

                  "Financial Statements" shall have the meaning set out in
Section 4.8(a).

                  "Fixed Amount" shall mean $2,000,000,000 (two billion dollars), subject to adjustment pursuant to Section 3.4.

                  "Franchise Areas" shall mean the areas in which the Company is authorized to provide cable television service under the Local Authorizations and the areas served by any System in which the Company provides cable television service without a Local Authorization.

                  "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

                  "Governmental Authority" shall mean any federal, state, municipal or local governmental authority or political subdivision thereof.

                  "Hazardous Materials" shall have the meaning specified in
Section 4.20.

                  "Homes Passed" shall mean the sum of (a) each single family residence in the Franchise Areas, and (b) each townhouse, condominium or dwelling unit which is part of a building containing multiple dwelling units in the Franchise Areas, but excluding single family residences and units in multiple dwelling unit buildings which (i) are located more than 150 feet from an activated trunk or feeder cable of a System, (ii) require an underground service stub in order to be connected to activated trunk or feeder cable of a System or (iii) are located in multiple dwelling unit buildings to which a System does not have a right of access.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, as amended.

                  "Indemnified Party" shall have the meaning specified in
Section 7.2(a).

                  "Indemnifying Party" shall have the meaning specified in
Section 7.2(a).

                  "INS" shall mean the Immigration and Naturalization Service.

                  "Intangible Assets" shall mean subscriber lists and customer records of the Systems, construction and engineering maps and data, schematics and blueprints, books and financial records pertaining to the operation of the Business or the Systems, and all correspondence and documents pertaining to subscribers, Governmental Authorities and other third parties relevant to the Systems' ongoing relationships with subscribers, Governmental Authorities and other third parties, in each case then in the possession of the Company; and all trademarks, trade names, service marks, copyrights and other intangible property used primarily in the Business (other than Transferred Assets).

                  "Inventory" shall mean the inventory and supplies of the Company.

                  "Inventory Amount" shall mean the book value of all Inventory as of the Exchange Date in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements after giving effect to the Conveyance of Assets, multiplied by a fraction: (i) the numerator of which is equal to the aggregate book value of all Inventory consumed during the two-month period ending on the last day of the monthly accounting period ending prior to the Exchange Date to the extent such Inventory was consumed in connection with the Covered Capital Expenditures, Covered Line Extension and Other Capital Expenditures, the Telecom Capital Expenditure Amount or capital expenditures made by the Company at the request of, or with the express written consent of, TCI Sub (or, prior to the date of this Agreement, RCS) and (ii) the denominator of which is equal to the aggregate book value of all Inventory consumed during such two-month period.

                  "knowledge" of New VII shall mean the knowledge of VI, Old VII, New VII, or any Cable Division Subsidiary.

                  "Leased Real Property" shall mean leasehold interests of the Company in the real property used in connection with any System.

                  "Legal Requirement" shall mean the requirements of any law, ordinance, statute, rule, regulation, code, order, judgment, decree, injunction, franchise, determination, approval, permit, license, authorization or other requirement of any Governmental Authority.

                  "LIBOR Rate" shall mean a per annum fluctuating rate of interest equal to the sum of (i) the London Interbank Offered Rate for one month published as such from time to time in the Money Rates column of The Wall Street Journal (Eastern Edition) (or, if the Wall Street Journal (Eastern Edition) is not published or if such rate is for any other reason unavailable on any relevant date, the highest offered rate for deposits in U.S. Dollars for the one month period which appears on the Reuters Screen London Interbank Offered Rates Page at approximately 11:00 a.m. (London time) on the relevant date) plus (ii) 1-1/4 percentage points. For all purposes of this Agreement, interest at the LIBOR Rate shall be calculated on the basis of the actual number of days elapsed in the relevant period over a year of 360 days, as applicable.

                  "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  "Line Extension and Other Capital Expenditures" shall mean any capital expenditure made after January 20, 1995 (calculated on a basis consistent with the Company's policies prior to the Exchange Date) for (i) extension of trunk and feeder cable within the Franchise Areas to serve new commercial accounts, new residential developments and/or additional residential dwelling units, thereby adding new Homes Passed, (ii) initial connections from trunk and feeder cable in the Franchise Areas to any single family residence, townhouse, condominium or dwelling unit which is part of a building containing multiple dwelling units or to any potential commercial or bulk-billed account which relate to extensions covered in clause (i) above, (iii) the purchase of converters (but without duplication of the amounts included in Covered Capital Expenditures pursuant to clause (i)(b) of the definition thereof), (iv) fees or similar payments made to owners or managers of multiple dwelling units (e.g., apartments or condominiums) in order to obtain access and the exclusive right to serve such units in accordance with the conditions and limitations set forth in Exhibit E and (v) without duplication of clauses (i), (ii), (iii) and (iv) above, any capital expenditure identified as a Line Extension and Other Capital Expenditure in the Approved Capital Expenditure Plan.

                  "Lender" shall have the meaning specified in the Subscription Agreement.

                  "Loan Documentation" shall have the meaning specified in the Subscription Agreement.

                  "Loan Proceeds" shall have the meaning specified in the Subscription Agreement.

                  "Loans" shall have the meaning specified in the Subscription Agreement.

                  "Local Authority" shall mean any Governmental Authority having jurisdiction to grant a cable television franchise with respect to all or a portion of any System.

                  "Local Authority Consent" shall mean any approval, authorization or consent of a Local Authority necessary for a change in control of a Local Authorization or otherwise in connection with the consummation of the Transaction.

                  "Local Authorizations" shall mean all authorizations, approvals, franchises, licenses and permits of Local Authorities granted to the Company which permit the operation of the Systems as amended, modified or supplemented.

                  "Losses" shall mean losses, liabilities, claims and reasonable expenses of defense thereof (including, without limitation, expenses of investigation, defense and fees and disbursements of counsel, but excluding compensation paid to employees of the relevant Indemnified Party or its Affiliates), and Liens or other obligations of any nature whatsoever, other than Losses to the extent recoverable by the relevant Indemnified Party under any applicable insurance policy, computed on an after-Tax basis.

                  "Lost Service Subscriber Cumulative Deemed Net Cash Flow" shall mean, for any period after the Exchange Date during which an Exchange Date Basic Subscriber is a Lost Service Subscriber, an amount equal to $13.16 for each month (or $0.44 on a daily basis in the case of a portion of any month) that such Exchange Date Basic Subscriber is a Lost Service Subscriber, subject to reduction as provided in Section 2.5(b).

                  "Lost Service Subscribers" shall have the meaning set out in
Section 2.5(a).

                  "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the Business, any System or the Company, except for:

                           (a) changes resulting from general economic,
                  financial or market conditions;

                           (b) changes in, or changes required in order to
                  comply with, applicable legislation or regulations affecting U.S. cable television operators generally, including but not limited to any adjustment in subscriber rates implemented in a manner consistent with the rate regulations promulgated under the Cable Act from time to time; and

                           (c) changes resulting from technological changes
                  generally applicable to the cable television industry.

                  "Material Contract" shall mean any contract of the Company that (i) is material to the Business or any System or (ii) requires aggregate payments by a party thereto in excess of $500,000. Material Contract shall not include any Local Authorization or FCC Authorization.

                  "Net Asset Value" shall mean an amount equal to the Asset Value, minus the amount of Loan Proceeds actually transferred to New VII pursuant to the Conveyance of Assets.

                  "New Borrowing Obligations" shall have the meaning specified in the Subscription Agreement.

                  "New VII" shall have the meaning specified in the preamble of this Agreement.

                  "1993 Act" shall have the meaning specified in the Parents Agreement.

                  "1934 Act" shall have the meaning specified in the Parents Agreement.

                  "Non-Cable Assets" shall mean all right, title and interest of Old VII and the Cable Division Subsidiaries in and to all of their assets, rights, privileges, interests, claims and properties other than the Cable Assets, provided that notwithstanding any other provision hereof, Non-Cable Assets shall include (and Cable Assets shall not include), (i) the Transferred Assets,

(ii) all equity and other ownership interests of Old VII in its Subsidiaries (other than the Cable Division Subsidiaries), (iii) all rights of Old VII under the Transaction Documents with respect to periods prior to the Exchange Time (but excluding any right to indemnification pursuant to Section 7.2 (b)) and
(iv) all rights of Old VII and its Subsidiaries under (x) employment agreements with Non-Continuing Employees, (y) the lease dated December 27, 1985 between A.L. McCormick and Viacom International, Inc., an Ohio corporation, as amended by Lease Amendment No. 1 dated January 15, 1986 and (z) all Benefit Plans (other than the Company's vacation and sick pay policies).

                  "Non-Cable FCC Authorizations" shall mean consents of the FCC under FCC licenses and permits of Old VII and its Affiliates (other than the FCC Authorizations) (x) to the transfer thereof to New VII in connection with the Transaction or (y) to the change in control of Old VII in connection with the Transaction.

                  "Non-Cable Liabilities" means all obligations and liabilities of Old VII and its Subsidiaries, other than (x) those constituting Cable Liabilities and (y) those arising from or with respect to the operation of the business of Old VII and the Cable Division Subsidiaries after the Exchange Date (other than Pre-Closing Specified Liabilities), provided that notwithstanding any other provision hereof, Non-Cable Liabilities shall include (and Cable Liabilities shall not include) (i) the Old VII Debt (including without limitation principal, interest, premium, fees, expenses and indemnities in connection therewith), (ii) liability for the breach by Old VII, on or prior to the Exchange Date, of any representation, warranty, covenant or agreement of Old VII contained in the Subscription Agreement, (iii) liabilities for Taxes of the members of the Old VII Subgroup for taxable years or portions thereof ending on or prior to the Exchange Date, (iv) Pre-Closing Specified Liabilities and (v) liabilities and obligations of Old VII and its Subsidiaries under (x) employment agreements with Non-Continuing Employees, (y) the lease dated December 27, 1985 between A.L. McCormick and Viacom International, Inc., an Ohio corporation, as amended by Lease Amendment No. 1 dated January 15, 1986 and (z) all Benefit Plans (other than the Company's vacation and sick pay policies).

                  "Non-Continuing Employee" shall have the meaning specified in the Subscription Agreement.

                  "Number of Shares to be Exchanged" shall have the meaning set forth in the Parents Agreement.

                  "Old VII" shall have the meaning specified in the preamble of this Agreement.

                  "Old VII Debt" shall mean all indebtedness of Old VII for borrowed money incurred prior to the Exchange Time (other than such indebtedness owed to VI (which will not be outstanding at the Exchange Time as provided in Section 2.12) or constituting or arising from New Borrowing Obligations).

                  "Old VII Subgroup" shall mean Old VII and the Cable Division Subsidiaries, including any predecessor of any such corporation.

                  "Other Current Liabilities" shall mean all current liabilities (including, but not limited to, current liabilities on account of Covered Capital Expenditures and Covered Line Extension and Other Capital Expenditures, accrued vacation pay for Continuing Employees, subscriber security deposits, customer prepayments for service to be rendered after the Exchange Date and deferred customer revenues (other than any deferred revenues arising out of any payments of principal due from the Telecom Partnerships referred to in clause
(ii) of the definition of Telecom Capital Expenditure Amount), but excluding (i) Accounts Payable, (ii) any advance billings subtracted in the calculation of Accounts Receivable, Net) of the Company relating to the conduct of the Business as of the Exchange Date after giving effect to the Assumption of Liabilities and
(iii) New Borrowing Obligations, calculated in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements.

                  "Owned Real Property" shall mean all fee interests of the Company in the real property used in connection with any System.

                  "Parents Agreement" shall mean the Parents Agreement, dated as of the date hereof, among VI, TCI and TCI Sub.

                  "PCI Group" shall have the meaning specified in Section 9.6.

                  "PCI Subsidiaries" shall have the meaning specified in Section 9.6.

                  "Per Subscriber Amount" shall mean $1,763.67, provided that if the Fixed Amount is adjusted pursuant to Section 3.4, the Per Subscriber Amount shall be reduced to an amount equal to the product of $1,763.67, multiplied by a fraction, the numerator of which is the new Fixed Amount (expressed as a number) and the denominator of which is 2,000,000,000 (two billion).

                  "Permits" shall mean all authorizations, approvals, certifications, franchises, licenses and permits of Governmental Authorities necessary to the continued operation of, or owned, used or held for use by the Company in connection with, the Business as conducted immediately prior to the Exchange Time, including, without limitation, all Local Authorizations and all FCC Authorizations.

                  "Permitted Liens" shall mean (i) Liens for Taxes not yet due and payable; (ii) any carrier's, warehousemen's, mechanic's, materialmen's, repairmen's, employees' or other like Lien arising in the ordinary course of business, to the extent the obligation secured thereby constitutes Cable Liabilities or relates to an obligation that was paid by the Company; (iii) easements, rights-of-way, restrictions, encroachments and other similar encumbrances which do not materially interfere with the use of the Cable Assets as presently used in the Business; (iv) Liens arising under or specifically permitted by this Agreement or as a result of any action by TCI Sub or any of its Affiliates; (v) rights of first refusal in favor of, and restrictions imposed by, Governmental Authorities; (vi) in the case of assets leased or licensed to the Company, the rights of, and any Lien encumbering the interest of, the owner, lessor or licensor of such assets, provided such Lien does not materially interfere with the use of such asset as presently used in the Business; and (vii) Liens arising under the Loan Documentation or otherwise securing New Borrowing Obligations.

                  "Person" shall mean and include an individual, a corporation, a partnership (general, limited or limited liability), a joint venture, a limited liability company, an association, a trust or any other organization or entity, including a Governmental Authority.

                  "Pre-Closing Specified Liabilities" shall mean liabilities and obligations of Old VII and the Cable Division Subsidiaries arising out of the operation of or with respect to the Business on or prior to the Exchange Date, including without limitation any obligations accruing prior to the Exchange Date under retransmission consent agreements with respect to the Systems for carriage of fX, ESPN2, Bay TV, or America's Talking, but excluding Accounts Payable, Other Current Liabilities or New Borrowing Obligations.

                  "Preferred Stock" shall have the meaning specified in the Parents Agreement.

                  "Prepaid Expenses" shall mean the book value of prepaid expenses and miscellaneous prepaids (in each case, only to the extent constituting a current asset) of the Company as of the Exchange Date after giving effect to the Conveyance of Assets calculated in accordance with GAAP, applied on a basis consistent with the application of such principles in the preparation of the Financial Statements, to the extent that such prepaid expenses will accrue to the benefit of the Company immediately following the Exchange Time.

                  "Prime Rate" shall mean the per annum rate of interest published as such from time to time in the Money Rates column of The Wall Street Journal (Eastern Edition). For all purposes of this Agreement, interest at the Prime Rate shall be calculated on the basis of the actual number of days elapsed in the relevant period over a year of 365 or 366 days, as applicable.

                  "PVIT" shall mean PVI Transmission Inc., a Delaware corporation.

                  "PVIT Assets" shall mean the assets set forth on Exhibit F.

                  "PVIT Bill of Sale" shall mean a bill of sale in the form of Exhibit G.

                  "RCS" shall mean RCS Pacific, L.P., a California limited partnership.

                  "Real Property" shall mean Owned Real Property or Leased Real Property.

                  "Replacement Welfare Plans" shall have the meaning specified in Section 8.1(h).

                  "Required Treatment" shall have the meaning specified in
Section 9.3.

                  "Right of First Refusal" shall mean any right of first refusal of a Local Authority in regard to or arising as a result of the Transaction.

                  "Right of First Refusal Franchise Area" shall have the meaning specified in Section 2.4.

                  "Right of First Refusal Franchise Area Consideration" shall have the meaning specified in Section 2.4.

                  "Right of First Refusal Local Authorization" shall have the meaning specified in Section 2.4.

                  "Rules and Regulations" shall have the meaning specified in the definition of Communications Act.

                  "Section 2.17 Secured Obligations" shall have the meaning specified in Section 2.17.

                  "Share Purchase Closing" shall mean the "Closing", as such term is defined in the Subscription Agreement.

                  "Shares" shall have the meaning specified in the Subscription Agreement.

                  "Shortfall Number" shall have the meaning specified in Section 3.4.

                  "626 Letters" shall mean written notices pursuant to Section 626(a)(1)(B) of the Communications Act.

                  "Specified Capital Expenditure Amount" shall mean, with respect to a System (or portion thereof), all capital expenditures made by the Company with respect to such System (or portion thereof) after the Exchange Date (and not reflected in Accounts Payable or Other Current Liabilities), calculated in accordance with the accounting principles employed by Old VII on the date hereof.

                  "Specified Party" shall have the meaning specified in Section 5.1.

                  "Straddle Period" shall have the meaning specified in Section 9.1(c).

                  "Subsidiary" shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

                  "System" shall mean each of the cable television systems listed on Exhibit H.

                  "Tax Indemnified Party" shall have the meaning specified in
Section 9.4(e).

                  "Tax Indemnifying Party" shall have the meaning specified in
Section 9.4(e).

                  "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

                  "Taxes" shall mean all taxes, fees, duties, imposts, levies, withholdings, tax deficiencies, assessments, and charges, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes and customs duties of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts relating thereto, imposed by any Governmental Authority (domestic or foreign). For purposes of determining any Tax cost or Tax benefit to any Person, such amount shall be the actual cost or benefit recognized by such Person at the time of actual payment of the additional Tax or actual recognition of the Tax benefit. In the event that any payment or other amount is required to be determined on an after-Tax basis, such payment or other amount shall initially be determined without regard to any Tax cost or Tax benefit not actually recognized currently, and appropriate adjustments shall be made when and to the extent that such Tax cost or Tax benefit is actually recognized.

                  "TCI" shall have the meaning specified in the preamble of this Agreement.

                  "TCI Sub" shall have the meaning specified in the preamble of this Agreement.

                  "Telecom Agreements" shall mean all agreements of the Company relating to the Telecom Partnerships, including, without limitation, the Telecom Partnership Agreements.

                  "Telecom Amount" shall mean the sum of the Telecom Capital Account Amount and the Telecom Capital Expenditure Amount.

                  "Telecom Assets" shall mean all right, title and interest of Old VII and each Cable Division Subsidiary in and to (i) the Telecom Partnerships, including, without limitation, under the Telecom Partnership Agreements, and (ii) all interests in real property, all equipment and all other property of Old VII and each Cable Division Subsidiary leased or licensed to, or held for, or built for lease, license or use by, any Telecom Partnership.

                  "Telecom Capital Account Amount" shall mean the aggregate amount of all Capital Contributions (as defined in the relevant Telecom Partnership Agreement) by Old VII and its Affiliates to the Telecom Partnerships under the Telecom Partnership Agreements as of the Exchange Date, minus the aggregate amount of all distributions of capital made to Old VII or its Affiliates under the Telecom Partnership Agreements.

                  "Telecom Capital Expenditure Amount" shall mean, without duplication of the Telecom Capital Account Amount, (i) the aggregate amount of all capital expenditures (including allocated overhead) made by the Company on or prior to the Exchange Date on behalf of or for the benefit of any Telecom Partnership in accordance with the allocation methods provided pursuant to the relevant Telecom Partnership Agreement, less (ii) the principal portion of any payments received from the Telecom Partnerships, provided that if the Exchange Date occurs on or before December 31, 1995, the Telecom Capital Expenditure Amount shall not in any event exceed $20,800,000, and if the Exchange Date occurs after December 31, 1995, such maximum amount shall be increased by the amount of additional capital expenditures and capital contributions made by the Company after December 31, 1995 in accordance with the terms of the Telecom Partnership Agreements.

                  "Telecom Partnership Agreements" shall mean (i) the Partnership Agreement creating TCG San Francisco (the "TCG San Francisco Partnership") dated as of January 1, 1994, by and among Teleport Communications of San Francisco, Inc., a Delaware corporation and the other parties listed on the signature pages thereof, (ii) the Partnership Agreement creating TCG Seattle (the "TCG Seattle Partnership") dated as of January 1, 1994, by and among Teleport Communications of Seattle, Inc., a Delaware corporation and the other parties listed on the signature pages thereof and (iii) the Limited Partnership Agreement of AVR of Tennessee, L.P., a California limited partnership, dated as of November 15, 1993, by and among Viacom Telecom Inc., a Delaware corporation, and the other parties signatories thereto (the "AVR Partnership").

                  "Telecom Partnerships" shall mean the TCG San Francisco Partnership, the TCG Seattle Partnership and the AVR Partnership.

                  "Tele-Vue" shall mean Tele-Vue Systems, Inc., a Washington corporation.

                  "Terminated Unapproved Franchise Areas" shall have the meaning specified in Section 2.3(d).

                  "Territory" shall have the meaning specified in Section 5.1.

                  "Transaction" shall have the meaning specified in the Parents Agreement.

                  "Transaction Documents" shall have the meaning specified in the Parents Agreement.

                  "Transferred Assets" shall mean the following:

                           (a) Cash. Cash and cash equivalents (other than the
                  Cable Cash Balances).

                           (b) Loan Proceeds. The Loan Proceeds in an aggregate
                  amount equal to $1,700,000,000 (one billion, seven hundred million dollars).

                           (c) Viacom Name. All rights in and to the names
                  "Viacom," "Viacom International" and "Viacom Cable" and derivations thereof (subject to Section 2.9).

                           (d) Other Assets. The patent and other rights and
                  assets listed on Exhibit I.

                           (e) Tax Refunds. All rights of Old VII to any refunds
                  or credits of any Taxes (including any interest relating thereto) with respect to taxable years or portions thereof ending on or prior to the Exchange Date that are for the account of New VII pursuant to Section 9.2.

                  "Unapproved Franchise Areas" shall mean Franchise Areas covered by Unapproved Local Authorizations.

                  "Unapproved Franchise Assets" shall mean, with respect to all Unapproved Franchise Areas, all Unapproved Local Authorizations and all related Real Property and Equipment.

                  "Unapproved Local Authorizations" shall mean a Local Authorization (other than Right of First Refusal Local Authorizations) as to which all Local Authority Consents have not been obtained or do not remain in full force and effect immediately prior to the Exchange Time.

                  "Untransferable Asset" shall have the meaning specified in the Bill of Sale.

                  "VI" shall have the meaning specified in the preamble of this Agreement.

                  "Viacom Pension Plan" shall have the meaning specified in
Section 8.1(c).

                  "Viacom Plans" shall have the meaning specified in Section 8.1(b).

                  "VI Common Stock" shall have the meaning specified in the Parents Agreement.

                  "VI Group" means VI and its subsidiaries, including any predecessor of any such corporation.

                  "Working Capital" shall mean an amount equal to (a) Accounts Receivable, Net, plus the amount of Prepaid Expenses, plus the amount of Cable Cash Balances, plus the amount of deposits (as of the Exchange Date after giving effect to the Conveyance of Assets) of the Company held by others to secure performance of a Cable Liability by the Company, minus (b) the amount of Accounts Payable, plus the amount of Other Current Liabilities.

                                   ARTICLE II

                   CONVEYANCE; LACK OF CONSENTS OR REGULATORY
                  APPROVALS; RIGHT OF FIRST REFUSAL; DISASTERS

                  Section 2.1 Conveyance of Assets and Assumption of
Liabilities: Transfers to New VII, Recapitalization. (a) Prior to the Exchange Time, Old VII shall (and shall cause the Cable Division Subsidiaries to) execute and deliver to New VII the Bill of Sale (and such other documentation as Old VII and the Cable Division Subsidiaries shall be required to execute pursuant thereto), pursuant to which Old VII (and the Cable Division Subsidiaries) shall convey to New VII all of their right, title and interest in and to all Non-Cable Assets (the "Conveyance of Assets") and New VII shall execute and deliver the Bill of Sale and thereby assume and agree to perform when due in accordance with their terms the Non-Cable Liabilities of Old VII and the Cable Division Subsidiaries (the "Assumption of Liabilities").

                  (b) Prior to the Exchange Time, but after the occurrence of the Conveyance of Assets and the Assumption of Liabilities, Old VII shall distribute to VI all of the outstanding capital stock of New VII so that after such distribution New VII will be a direct wholly-owned Subsidiary of VI.

                  (c) Prior to the Exchange Time, Old VII shall take all action necessary under its certificate of incorporation and the Delaware Corporation Law to amend and restate its certificate of incorporation so that it reads in full substantially as set forth in Exhibit J, except that (i) the terms and conditions of the Preferred Stock of Old VII shall be as specified by Old VII with the consent of TCI Sub and consistent with the term sheet attached as Exhibit K, (ii) the number of shares of Class A Common Stock and Preferred Stock that are authorized shall in each case be a number equal to the Number of Shares to be Exchanged and (iii) such changes as are necessary in order to ensure that the Amended and Restated Certificate of Incorporation shall be accepted for filing by the Secretary of State of Delaware, shall be made with the consent of TCI Sub and New VII (such consents not to be unreasonably withheld) (the "Amended and Restated Certificate of Incorporation").

                  (d) The obligations of Old VII contained in Sections 2.1(a),
(b) and (c) are subject to the fulfillment of each of the following conditions, each of which may be waived by Old VII: (w) the conditions described in Section
6.1 of the Parents Agreement (as if such conditions were set forth in full herein) shall have been satisfied, (x) Old VII shall have received, to its satisfaction, Loan Proceeds, in an aggregate principal amount at least equal to the Aggregate Loan Amount, and such Loan Proceeds shall be available for transfer as a contribution to New VII in the Conveyance of Assets without condition (but without limiting VI's obligation to provide the notice required for the release of funds from the Cash Collateral Account as specified in the definition of Cash Collateral Account) and (y) VI shall have accepted shares of VI Common Stock for exchange in the Exchange Offer in accordance with Section 2.1(d) of the Parents Agreement.

                  (e) The parties acknowledge that the portion of the Old VII Debt that is equal to the Loan Proceeds transferred to New VII in the Conveyance of Assets is being assumed by New VII in consideration of the transfer to New VII of such Loan Proceeds pursuant to the Conveyance of Assets.

                  Section 2.2 Lack of Consents. If the Transaction requires the consent of another Person under any Cable Group Contract and such consent has not been obtained prior to the Exchange Time or does not remain in full force and effect at the Exchange Time, such failure to obtain such consent or failure of such consent to be in full force and effect shall not itself constitute a breach of any provision hereof. Prior to the Exchange Time, Old VII shall use its best efforts to assign any such Cable Group Contract to New VII and New VII shall at the Exchange Time assume all obligations of Old VII under any such assigned Cable Group Contract with respect to periods from and after the Exchange Time. New VII shall, with respect to each such Cable Group Contract, use its reasonable commercial efforts (at the expense of New VII and at no out-of-pocket expense to Old VII, but without New VII being required to provide any consideration therefor) to: (i) keep each such Cable Group Contract in effect and obtain such consent; (ii) provide to Old VII the benefits of each such Cable Group Contract through subcontract or otherwise;
(iii) cooperate in any reasonable arrangement designed to provide such benefits to Old VII; and (iv) enforce, at the request and sole expense of Old VII, any rights of New VII included in the Cable Assets under or with respect to any such Cable Group Contract against all other Persons (including termination of the foregoing in accordance with the terms thereof upon the election of Old VII), in each case of clauses (i)-(iv) to the extent that Old VII performs all obligations of New VII under such Cable Group Contract. If all such consents under any such Cable Group Contract are obtained after the Exchange Time, New VII shall promptly assign such Cable Group Contract to Old VII and Old VII shall assume all obligations under such Cable Group Contract with respect to periods following such assignment, in each case without the payment of additional consideration by New VII or Old VII.

                  Section 2.3 Lack of Regulatory Approvals. (a) If immediately prior to the Exchange Time any Local Authority Consent has not been obtained or does not remain in full force and effect immediately prior to the Exchange Time, such failure to obtain such Local Authority Consent or such failure of such Local Authority Consents to be in full force and effect shall not itself constitute a breach of any provision hereof. Prior to the Exchange Time, all Unapproved Local Authorizations and the related Unapproved Franchise Assets shall be transferred to New VII.

                  (b) Old VII and New VII shall take such steps and enter into such agreements, including management agreements (with Old VII as manager, but at no cost to New VII), as may be reasonably necessary or appropriate so that Old VII shall have the exclusive (as between Old VII and New VII) use and benefit of (including, without limitation, cash flow), and burdens (including, without limitation, payments, liabilities, Taxes, risk of loss and responsibility for making capital expenditures) with respect to, the Unapproved Franchise Assets as if the Unapproved Franchise Assets had not been transferred to New VII (and remained with Old VII at and after the Exchange Time), until, with respect to any Unapproved Local Authorization and the related Unapproved Franchise Assets, the Deferred Closing Date or the termination of such agreements as contemplated below in this Section 2.3. Such management agreements will provide that Old VII will have all rights to manage and receive cash flow of the relevant Unapproved Franchise Assets and to pledge such cash flow to the Lenders, including but not limited to management of marketing, pricing, capital expenditures and programming, provided that, with respect to any Unapproved Franchise Area, Old VII will not take or omit to take any action, that could reasonably be expected to delay the Deferred Closing Date with respect to such Unapproved Franchise Area or make the occurrence thereof less likely, provided, however, that Old VII shall be entitled to change subscriber rates in its sole discretion. Such management agreements will also provide that Old VII will continue to make capital expenditures with respect to each Unapproved Franchise Area as if all Local Authority Consents had been obtained and such Unapproved Local Authorizations and the related Unapproved Franchise Assets had not been transferred to New VII as provided above. If and to the extent that New VII receives cash flow with respect to the Unapproved Franchise Assets to which Old VII is entitled pursuant to this Section 2.3(b), New VII shall be obligated to pay to Old VII or, if requested by Old VII, to the Lenders, an amount equal to the amount of such cash flow. The out-of-pocket costs and expenses of all such arrangements shall be shared equally by Old VII and New VII (except that each party shall be responsible for the fees and expenses of its own legal advisors).

                  (c) If following the Exchange Time, New VII is able to transfer to Old VII (or a designee of Old VII) an Unapproved Local Authorization, New VII shall promptly so notify Old VII (or, in the case of transfer to such a designee, Old VII shall notify New VII) and, on the fifth Business Day after the date of such notice (a "Deferred Closing Date"), New VII shall transfer to Old VII (or such designee of Old VII), as the case may be, such Unapproved Local Authorization and all related Unapproved Franchise Assets held on such Deferred Closing Date. Old VII (or such designee of Old VII), as the case may be, shall assume, pay, perform and discharge the liabilities and obligations arising after the Exchange Date under or in respect of such related Unapproved Franchise Assets.

                  (d) With respect to any Unapproved Local Authorization, upon the earlier of the second anniversary of the Exchange Date or the date on which a Local Authority Consent has been denied in a final, unappealable order or ruling, if New VII and Old VII have been unable, after good faith negotiations, to enter into agreements providing in all material respects the economic equivalent to Old VII of ownership of the related Unapproved Franchise Assets, then thereafter either Old VII or New VII may, by written notice to the other, elect to terminate all the agreements referred to in this Section 2.3 on a termination date specified in such notice for such Unapproved Franchise Areas ("Terminated Unapproved Franchise Areas"), which termination date may not be earlier than 90 days following the other's receipt of such notice. If New VII so requests, prior to such termination Old VII and New VII shall enter into such agreements, including without limitation service and management agreements for such Terminated Unapproved Franchise Areas, on reasonable and customary commercial terms, including reasonable and customary management fees (provided that such service and management agreements shall be cancelable by Old VII without penalty or other payment on not more than 180 days prior notice and shall be cancelable by New VII without penalty or other payment on not more than thirty (30) days' prior written notice to Old VII) as may be reasonably necessary so that New VII shall have the use and benefit of, and burdens with respect to, and be able to operate the related Unapproved Franchise Assets as if, from and after such termination, the Transaction had not occurred. Upon such termination, New VII shall pay to Old VII an amount equal to the Appraised Value at the time of such termination of the Systems covered by such Terminated Unapproved Franchise Areas and Old VII shall convey or cause to be conveyed to New VII for no additional consideration all Permits, Cable Group Contracts and Intangible Assets related to such Terminated Unapproved Franchise Areas. Notwithstanding the preceding sentence, to the extent any Permit, Cable Group Contract or Intangible Asset is used in the operation of Systems covered by Local Authorizations that are not Unapproved Local Authorizations or Terminated Unapproved Local Authorizations, Old VII shall not convey (or cause to be conveyed) such Permit, Cable Group Contract or Intangible Asset to New VII and Old VII shall use its reasonable commercial efforts or cause its Subsidiaries to use their reasonable efforts (at the expense of New VII and at no out-of-pocket expense to Old VII) to: (i) provide to New VII the benefits thereof through subcontract or otherwise; (ii) cooperate in any reasonable arrangement to provide such benefits to New VII; and (iii) enforce, at the request and sole expense of New VII, any rights of the Company included therein (to the extent they relate to such Permit, Cable Group Contract or Intangible Asset).

                  Section 2.4 Right of First Refusal. If a Local Authority consummates its exercise of a right of first refusal arising as a result of the Transaction in respect of a Local Authorization (a "Right of First Refusal Local Authorization" (the Franchise Areas covered by Right of First Refusal Local Authorizations being referred to herein as "Right of First Refusal Franchise Areas")) on the tenth Business Day after receipt by New VII of written notice from Old VII of the consummation of the exercise by such Local Authority of its right of first refusal with respect to such Right of First Refusal Local Authorization, together with evidence reasonably satisfactory to New VII of the consideration given by the Local Authority in exercising such right, New VII shall pay to Old VII, an amount (which shall not be less than zero), if any, equal to (1) the Appraised Value at the time of such consummation of that portion of the Systems included in such Right of First Refusal Franchise Areas, minus (2) the Right of First Refusal Franchise Area Consideration for such Right of First Refusal Franchise Areas received by Old VII or any Affiliate thereof (or any transferee or subsequent transferee thereof), less any out-of-pocket expenses (but in any event excluding Taxes) incurred by Old VII (or such Affiliate thereof (or any transferee or subsequent transferee thereof)) in connection with such consummation of a right of first refusal. "Right of First Refusal Franchise Area Consideration" shall mean, with respect to a Right of First Refusal Franchise Area, an amount equal to the total consideration given by the Local Authority and actually received by Old VII and any of its Affiliates (or any transferee or subsequent transferee thereof) after the Exchange Time in connection with the exercise of its right of first refusal.

                  Section 2.5 Lost Service Subscribers. (a) In the event that on or before the Exchange Time any natural disaster has occurred that has damaged the tangible assets of any one or more Systems sufficiently to cause more than 11,340 Basic Subscribers to be unable to receive cable television service at the Exchange Time as a result of such damage (a "Disaster"; the aggregate number of Exchange Date Basic Subscribers not receiving such service at the Exchange Date as a result of such Disaster being referred to herein as "Lost Service Subscribers"), New VII shall reimburse Old VII for Old VII's reasonable out-of-pocket expenses (provided that such expenses shall be presumed to be reasonable unless New VII establishes otherwise), computed on an after-Tax basis, incurred in causing the damage caused by the Disaster to be repaired as soon as reasonably practicable to the extent necessary to reconnect cable television service (at a level not substantially more or less than the level of service provided immediately prior to the Disaster) to the Lost Service Subscribers.

                  (b) With respect to Lost Service Subscribers, within ten (10) Business Days of the end of each month, New VII shall promptly reimburse Old VII for the amount of Lost Service Subscriber Cumulative Deemed Net Cash Flow, computed on an after-Tax basis, for each Lost Service Subscriber (but only for periods during which such Lost Service Subscribers are not receiving, or not obligated to pay the Basic Subscriber Rate (or a higher rate) for, cable television service at a level not substantially less than the level of service provided immediately prior to the Disaster) for periods prior to the date of the relevant Disaster, provided that aggregate payments pursuant to this paragraph (b) for any such Lost Service Subscriber shall not exceed the Per Subscriber Amount applicable to such Lost Service Subscriber, plus interest at the LIBOR Rate on the unreimbursed portion of the Per Subscriber Amount attributable to such Lost Service Subscriber (calculated by deducting payments made by New VII from time to time of Lost Service Subscriber Cumulative Deemed Net Cash Flow (but not including interest) on account of such Lost Service Subscriber). Upon such reimbursement with respect to a Lost Service Subscriber, Lost Service Subscriber Cumulative Deemed Net Cash Flow for such Lost Service Subscriber shall be reduced by the amount of such payment on account of Lost Service Subscriber Cumulative Deemed Net Cash Flow (but not including interest).

                  Section 2.6 Release of Old VII. New VII will obtain the release of Old VII from, or the substitution of New VII as obligor under (so that Old VII will have no obligation under), all of Old VII's obligations to repay the Old VII Debt, or shall cause the indenture pursuant to which such debt was issued to be amended or supplemented so that Old VII will no longer be an obligor (so that Old VII will have no obligation) thereunder, in each case effective concurrently with the release of all funds from the Cash Collateral Account. New VII shall deliver to Old VII copies of all documentation provided to the trustees under the indentures governing Old VII's public debt in connection with its substitution as obligor in place of Old VII thereunder, and Old VII and the Lenders shall be entitled to rely on all legal opinions delivered to such indenture trustees in connection with such substitution.

                  Section 2.7 Receipt of Consents. It is the intent of the parties that the arrangements described in Sections 2.2 and 2.3 continue for the shortest possible time, and to this end they agree to use reasonable commercial efforts to obtain all consents (including Local Authority Consents) to the Transaction referred to in said Sections as promptly as practicable following the Exchange Time.

                  Section 2.8 Execution of Other Instruments. If, immediately prior to the Exchange Time, PVIT has not transferred the PVIT Assets to Old VII or a Cable Division Subsidiary, New VII shall cause PVIT to execute and deliver to Old VII immediately prior to the Exchange Time the PVIT Bill of Sale.

                  Section 2.9 Use of Viacom Name. Old VII may continue to use the names "Viacom," "Viacom International" and "Viacom Cable" and derivations thereof on trucks and buildings to the extent so used immediately prior to the Exchange Time for a reasonable period after the Exchange Time, not to exceed ninety (90) days in the case of trucks and thirty (30) days in the case of buildings; provided, however, that Old VII will provide replacements for channel cards, remote control stickers and other items containing any such name in the ordinary course of business. Old VII acknowledges that following the Exchange Time, it will have no rights in any such name (except the right of use set forth in this Section 2.9), and Old VII agrees to use such names only in accordance with this Section 2.9.

                  Section 2.10 Name Change. Prior to the Exchange Time, Old VII will change its name to TCI Pacific Communications, Inc. (provided that such name is available) in its state of incorporation and, to the extent practicable, in all states where it is qualified to do business, and New VII will change its name to Viacom International Inc. Prior to and following the Exchange Time, the parties will take all actions necessary to enable New VII to qualify to do business under the name of Viacom International Inc. in those states in which it determines to so qualify and to change the name of Old VII to TCI Pacific Communications, Inc. (provided that such name is available) in all states where it is qualified to do business. Old VII will from time to time and for no additional consideration execute such instruments and consents as New VII shall reasonably request to enable New VII to use such name. If the Exchange Time does not occur, Old VII and New VII will reverse such name changes.

                  Section 2.11 Bank Accounts. Prior to the Anticipated Commencement Date, New VII will identify each bank account of Old VII that it anticipates will be active immediately following the Exchange Time.

                  Section 2.12 Intercompany Debt. At the Exchange Time, neither Old VII nor any Cable Division Subsidiary will have any indebtedness for borrowed money to VI and its Subsidiaries (other than to Cable Division Subsidiaries or Old VII).

                  Section 2.13 Consents. Each of Old VII and New VII agrees to use its reasonable commercial efforts to obtain all consents necessary to consummate the Conveyance of Assets and Assumption of Liabilities. New VII shall coordinate the efforts to obtain such consents, and New VII shall be responsible for all costs, expenses, liabilities, obligations and burdens with respect to such consents.

                  Section 2.14 Books and Records. After the Exchange Date, each of New VII and Old VII shall, upon the other's reasonable request, in connection with the preparation of tax returns, tax or accounting audits or for such other purpose as such other party shall reasonably request, afford such other party and its Agents who agree to be bound by the provisions of Section 2.15, access to the books and records of it and its Affiliates (x) where the requesting party is Old VII, to the extent such books and records relate to the operation of the Business prior to the Exchange Date (including payment of any Taxes with respect to the periods prior to the Exchange Date) and (y) where the requesting party is New VII, to the extent such books and records relate to the operation of the business of Old VII and its Subsidiaries prior to the Exchange Date.

                  Section 2.15 Confidentiality. Following the Exchange Time, each of Old VII and New VII (the "Disclosing Party") shall, and shall cause its Affiliates, and its and their respective Agents, to keep secret and retain in strictest confidence any and all confidential information relating to the business of the other party and its Affiliates or otherwise not available to the general public in their possession or within their knowledge at the Exchange Time (provided that such confidential information shall not include any information that (i) has become generally available to the public other than as a result of a disclosure by the Disclosing Party, its Affiliates or its Agents,
(ii) has been independently developed by the Disclosing Party or such Affiliate or Agent of the Disclosing Party or (iii) was available to the Disclosing Party or an Affiliate or Agent of the Disclosing Party on a nonconfidential basis from a third party having no obligation of confidentiality to the other party or any Affiliate of the other party and which has not itself received such information directly or indirectly in breach of any such obligation of confidentiality), and shall not disclose such confidential information, and shall cause its Affiliates and Agents not to disclose such confidential information, to any Person, except (x) as may be required by law or legal process (in which event the Disclosing Party shall so notify the other party as promptly as practicable (and if possible, prior to making such disclosure) and, if requested by the other party, shall seek confidential treatment of such information) or (y) as counsel to such party reasonably determines is required by the 1933 Act or the 1934 Act.

                  Section 2.16 Control of Litigation. Old VII shall have the sole right and obligation to defend and direct the defense of, and to settle or compromise, any demand, claim, litigation or proceeding arising in respect of
(x) any Cable Group Contract during the period from the Exchange Date until such Cable Group Contract is assigned to Old VII as provided in Section 2.2 or (y) any Unapproved Franchise Assets and Unapproved Local Authorizations, during the period from the Exchange Date until the transfer thereof to Old VII pursuant to
Section 2.3(c) or the payment of the Appraised Value with respect thereto pursuant to Section 2.3(d). Old VII shall be responsible for all costs, expenses, obligations, judgments and liabilities arising therefrom. New VII will cooperate with Old VII in the exercise by Old VII of its rights under this
Section 2.16.

                  Section 2.17 Security Interest. If the Lenders so request, New VII shall at the request of Old VII execute such security agreements and financing statements in form and substance reasonably satisfactory to Old VII, pursuant to which Old VII or the Lenders shall be granted a perfected first priority lien and security interest in all of New VII's right, title and interest in and to any Cable Group Contract held by New VII pursuant to Section
2.2 and any Unapproved Franchise Assets and (to the extent permitted by applicable law) Unapproved Local Authorizations, in each case together with the proceeds thereof, securing New VII's obligations under Sections 2.2 and 2.3 (the "Section 2.17 Secured Obligations") and New VII shall make all filings and shall take all other actions necessary or desirable to perfect and protect such security interest. Such security interests in Unapproved Franchise Assets and Unapproved Local Authorizations will terminate and be released upon the payment of the Appraised Value with respect thereto pursuant to Section 2.3(d). Without limitation of the foregoing, at the request of Old VII from time to time, New VII shall enter into such other arrangements as Old VII shall reasonably request to secure performance of the Section 2.17 Secured Obligations and to otherwise provide to Old VII the rights and benefits to be provided to it pursuant to this
Section 2.17. Old VII shall be responsible for all out-of-pocket costs incurred by New VII in complying with New VII's obligations under this Section 2.17. Notwithstanding any provisions of this Section 2.17 or the Transaction Documents, New VII shall not be required to grant or maintain any lien or security interest to or for the benefit of Old VII or the Lenders to the extent such grant or maintenance would constitute a breach or default (including any event that, with the passage of time or the giving of notice, or both, would become a breach or default) under, or give rise to a right of acceleration under, any loan agreement or indenture or other instrument governing indebtedness to which VI or any Affiliate of VI is a party or by which VI or any Affiliate of VI or their properties may be bound.

                                   ARTICLE III

                                   ADJUSTMENTS

                  Section 3.1 Determination of Estimated Asset Value. Prior to the Anticipated Commencement Date, Old VII shall determine in good faith its estimates of the Capital Expenditure Amount (the "Estimated Capital Expenditure Amount"), the Inventory Amount (the "Estimated Inventory Amount"), the Telecom Amount (the "Estimated Telecom Amount"), Working Capital ("Estimated Working Capital"), the Asset Value (the "Estimated Asset Value"), and the Fixed Amount (the "Estimated Fixed Amount") based on information available to it at the time it makes such estimates. The Estimated Capital Expenditure Amount, the Estimated Inventory Amount, the Estimated Telecom Amount, Estimated Working Capital and Estimated Fixed Amount are referred to herein as the "Estimated Adjustment Amounts". At least forty-five (45) days prior to the Anticipated Commencement Date of the Exchange Offer, Old VII shall deliver to New VII a statement setting forth its preliminary estimates of the Adjustment Amounts and the Estimated Asset Value as of the anticipated Exchange Date set forth in such statement. Prior to the Anticipated Commencement Date, Old VII will deliver to New VII a statement setting forth the Estimated Adjustment Amounts and the Estimated Asset Value as of the anticipated Exchange Date (an "Estimate Statement"), which statement shall: (i) contain the information in reasonable detail required to calculate the Estimated Adjustment Amounts and the Estimated Asset Value; (ii) be prepared in accordance with the requirements of this Agreement; and (iii) be certified by an authorized officer of Old VII to be Old VII's good faith estimate. In the event that the anticipated commencement date of the Exchange Offer is postponed, Old VII shall if practicable and consistent with the timing of the Exchange Offer and the provisions of Section 2.3 of the Parents Agreement, re-estimate the Estimated Adjustment Amounts and deliver to New VII an updated Estimate Statement. For purposes of this Agreement, the Estimated Adjustment Amounts and the Estimated Asset Value shall be the amounts set forth on the last Estimate Statement delivered by Old VII to New VII. Old VII shall not be deemed to have made any representations or warranties as to the statements delivered pursuant to this Section, except that they were prepared in good faith. For purposes of determining "Covered Capital Expenditures" and "Line Extension and Other Capital Expenditures", a capital expenditure shall be deemed made at the time that a capital expenditure is recorded on the books of the Company as such in the ordinary course in accordance with past practices and consistent with GAAP.

                  Section 3.2 Calculation of Adjustment Amounts. (a) The Capital Expenditure Amount, the Inventory Amount, Working Capital, the Telecom Amount, the Fixed Amount and the amount of Loan Proceeds actually transferred to New VII in the Conveyance of Assets are referred to herein collectively as the "Adjustment Amounts."

                  (b) Not later than sixty (60) days after the Exchange Date, Old VII shall deliver to New VII a statement showing Old VII's calculation of the actual Adjustment Amounts and the Asset Value (the "Final Certificate"). Old VII shall make available to New VII its accountants' work papers and such other information relating to the calculation of the Adjustment Amounts and the Asset Value as New VII shall reasonably request.

                  (c) In the event that New VII disputes Old VII's calculation of the Adjustment Amounts and the Asset Value, New VII shall give written notice thereof to Old VII within 30 days after the Final Certificate was delivered to New VII which notice shall set forth the basis for such dispute in reasonable detail (the "Dispute Notice"). The parties shall use all reasonable efforts to resolve any such dispute, but if any such dispute cannot be resolved by the parties within thirty (30) days after the date the Dispute Notice is given, all unresolved disputes shall be referred to an Arbitrating Firm for resolution. The parties shall seek to cause the Arbitrating Firm to make its determination within sixty (60) days after referral of a dispute to it. The determination of the Arbitrating Firm shall be conclusive and binding on each party. The fees of the Arbitrating Firm shall be allocated and paid by New VII or Old VII, or divided between them, on a basis determined by the Arbitrating Firm to be fair taking into account the correctness of the positions asserted by each of them with respect to the disputed matters resolved by the Arbitrating Firm.

                  (d) The Adjustment Amounts shall be the amounts set forth in the Final Certificate unless a Dispute Notice is given with respect to the calculation thereof, in which case only those Adjustment Amounts not in dispute shall be as set forth in the Final Certificate. If a Dispute Notice is given, any Adjustment Amount in dispute shall be deemed finally determined on the date that the Arbitrating Firm gives written notice to Old VII and New VII of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which New VII and Old VII agree in writing on the amounts thereof, in which case any Adjustment Amount in dispute shall be calculated in accordance with such determination or agreement.

                  Section 3.3 Adjustment Payment. If the Net Asset Value as finally determined in accordance with Section 3.2 is greater than the amount of the Estimated Net Asset Value, Old VII shall pay to New VII on the third Business Day after such determination an amount in cash equal to such excess, plus an amount equal to interest thereon from the Exchange Date to the date of payment at the Prime Rate, compounded quarterly. If the Net Asset Value as finally determined is less than the Estimated Net Asset Value, New VII shall pay to Old VII on the third Business Day after such determination an amount in cash equal to such deficiency plus an amount equal to interest thereon from the Exchange Date to the date of payment at the Prime Rate, compounded quarterly. Payments of cash pursuant to this Section 3.3 shall be made by wire transfer of immediately available funds to an account in the United States designated by the party entitled to payment to the party required to make the payment at least two
(2) Business Days prior to the date such payment is due.

                  Section 3.4 Fixed Amount. In the event that on the Exchange Date there are less than 1,122,660 Basic Subscribers (the shortfall of Basic Subscribers below 1,122,660 is referred to herein as the "Shortfall Number"), for this purpose, calculated without giving effect to the loss, if any, of Basic Subscribers as a result of a Disaster (defined for these purposes without regard to the number of Basic Subscribers affected), the Fixed Amount shall be reduced by an amount equal to the product of (x) the Shortfall Number, multiplied by $1,763.67.

                  Section 3.5 Proration. Property taxes and assessments, payroll taxes, utility charges, association dues, rents, pole rentals, applicable franchise, copyright or other fees, sales and service charges and wages of Employees of the Company who are Continuing Employees, and other operating income and expenses of the Company shall be prorated as of 11:59 p.m. on the Exchange Date, with New VII being responsible for periods prior to such time and Old VII being responsible for periods from and after such time, but only to the extent such items were not taken into account in calculating Working Capital. For purposes of the foregoing, any settlement with BMI or ASCAP for payment of copyright or royalty fees with respect to music performance rights in connection with the Systems, to the extent relating to the period ended on or prior to the Exchange Date, shall be reimbursed to Old VII by New VII on an after-Tax basis whether such settlement is entered into before or after the Exchange Date and whether such payments are paid or payable before or after the Exchange Date, but only to the extent such items were not taken into account in calculating Working Capital, provided that New VII shall have no responsibility for any settlement after the Share Purchase Closing that is not consistent with settlement terms reached by the cable television industry generally unless such settlement is approved in advance by New VII, such approval not to be unreasonably withheld.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF NEW VII

                  New VII represents and warrants to Old VII (which representations and warranties may be relied upon by Old VII regardless of any knowledge Old VII may have as to such matters) that:

                  Section 4.1 Corporate Existence and Power. Each of Old VII, New VII and the Cable Division Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and (iii) has all corporate powers required to carry on its business as conducted on the date hereof, with such exceptions to clauses (i),
(ii) and (iii) as would not have a Material Adverse Effect or materially and adversely affect the ability of the Company to consummate the Transaction.

                  Section 4.2 Corporate Authorization. Each of Old VII, New VII and the Cable Division Subsidiaries has the corporate power to own its assets and to operate the Systems operated by it. Old VII and New VII each have the corporate power to enter into this Agreement and to consummate the Transactions contemplated to be consummated by each of them. The execution and delivery by each of Old VII and New VII of this Agreement and the consummation by each of them of the Transactions contemplated to be consummated by each of them hereunder have been duly authorized by all necessary corporate action on each of their parts.

                  Section 4.3 Capitalization; Subsidiaries; Certificates of Incorporation and By-Laws. (a) As of the date hereof, the authorized capital stock of Old VII consists of

100 shares of Common Stock, par value $0.10, of which 100 shares are issued and outstanding. Immediately prior to the Exchange Time and the Share Purchase Closing, the authorized capital stock of Old VII will consist of a number of shares of Class A Common Stock equal to the Number of Shares to be Exchanged, of which a number equal to the Number of Shares to be Exchanged shall be issued and outstanding (and shall be owned of record (x) by VI immediately prior to the Exchange Time and (y) by Persons who have exchanged shares of VI Common Stock for such shares in the Exchange Offer (and their transferees and further transferees) immediately prior to the Share Purchase Closing), 100 shares of Class B Common Stock, none of which will be issued and outstanding, and a number of shares of Preferred Stock equal to the Number of Shares to be Exchanged, none of which will be issued and outstanding. Except for the Exchange Offer and any arrangement concerning the issuance by Old VII to VI of shares of Class A Common Stock to be exchanged in the Exchange Offer as contemplated by the Transaction Documents, there is no outstanding option, warrant, right (including conversion or preemptive rights or rights of first refusal), call, subscription or other agreement pending for the issuance of, or the granting of rights to acquire from Old VII or VI, any capital stock of Old VII or securities convertible into or exercisable for capital stock of Old VII.

                  (b) Exhibit D sets forth a true and correct list of the Cable Division Subsidiaries as of the date of this Agreement. Old VII has good and, subject to Permitted Liens, marketable title to all of the outstanding shares of capital stock of Tele-Vue and Tele-Vue (either directly or through another Cable Division Subsidiary) has good and, subject to Permitted Liens, marketable title to all of the outstanding shares of capital stock of each Cable Division Subsidiary (other than Tele-Vue), free and clear of all Liens. There is no outstanding option, warrant, right, call, subscription or other agreement providing for the issuance of, or the granting of rights to acquire from any Cable Division Subsidiary, any capital stock of any Cable Division Subsidiary or securities convertible into or exercisable for capital stock of any Cable Division Subsidiary.

                  (c) At the Exchange Time, all issued and outstanding shares of Class A Common Stock shall have been issued in accordance with the registration or qualification provisions of the 1933 Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

                  Section 4.4 Governmental Authorization. The execution and delivery of this Agreement by Old VII and New VII, and the performance by Old VII and New VII of this Agreement, and the consummation by Old VII and New VII of the Transactions contemplated to be consummated by it pursuant hereto, require no material action by or in respect of, or material filing with, any Governmental Authority other than (x) compliance with any applicable requirements of the HSR Act, the FCC Authorizations, the Non-Cable FCC Authorizations and the Local Authorizations and (y) those that may be applicable as a result of the regulatory status of TCI, TCI Sub or their Affiliates.

                  Section 4.5 Consents. Except as set out in Schedule 4.14, no material consent by any Person under any Material Contract is required or necessary for the execution and delivery of this Agreement by Old VII, or the performance by Old VII of this Agreement, or the consummation of the Transactions contemplated to be consummated by it pursuant hereto. Except as indicated in Schedules 4.5, 4.9, 4.14 and 4.16, no consent by any Person (other than a Governmental Authority) is required or necessary for the execution and delivery of this Agreement by Old VII or New VII, or the performance by Old VII or New VII of this Agreement, or the consummation by Old VII or New VII of the Transaction, with such exceptions as would not have a Material Adverse Effect.

                  Section 4.6 Non-Contravention. (a) The execution, delivery and performance of this Agreement by Old VII and New VII, and the consummation by Old VII and New VII of the Transactions contemplated to be consummated by each of them pursuant hereto, do not or on or before the Exchange Date will not, (x) contravene the certificate of incorporation or bylaws of Old VII or New VII or
(y) subject to obtaining the consents described in Schedules 4.5, 4.9, 4.14 and
4.16 and subject to obtaining, taking or making the actions and filings described in clauses (x) and (y) of Section 4.4, result in the imposition of any Lien (other than a Permitted Lien) upon any assets of the Company pursuant to, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under or give rise to a right of termination, cancellation, first refusal or acceleration (other than, a Right of First Refusal) under any applicable Legal Requirement or any judgment, injunction, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note or other agreement or instrument as to which the Company is a party or by which any of its properties may be bound, the effect of which would be to materially impair the ability of Old VII to perform its obligations under this Agreement.

                  (b) The Company is not in breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any Material Contract or contract by which any of its assets may be bound, the effect of which would be to impair the ability of the Company in any material respect to operate any System as presently operated.

                  Section 4.7 Binding Effect. This Agreement has been duly executed and delivered by Old VII and New VII, and this Agreement constitutes a valid and binding obligation of Old VII and New VII, enforceable against Old VII and New VII in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                  Section 4.8 Financial Statements; Undisclosed Liabilities. (a) The unaudited consolidated balance sheets of the Company at December 31, 1994 and March 31, 1995 and the unaudited consolidated income statements of the Company for the year ended December 31, 1994 and the three-month period ended March 31, 1995 set forth on Schedule 4.8 hereto (the "Financial Statements"), fairly present in all material respects in conformity with GAAP, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods then ended, except that such Financial Statements omit footnotes (and the disclosure contained therein) and are subject to normal, quarter-end and/or year-end adjustments, and the financial information set forth in such unaudited consolidated balance sheet at December 31, 1994 and such unaudited consolidated income statement for the year ended December 31, 1994 was incorporated in the audited consolidated financial statements of Viacom Inc. at and for the year ended December 31, 1994.

                  (b) Except for obligations and liabilities (w) set forth on the unaudited consolidated balance sheet of the Company at March 31, 1995, (x) arising in the ordinary course of the Business since March 31, 1995, (y) described on Schedule 4.8 or (z) for which New VII must indemnify Old VII pursuant to Section 7.2(b), the Company has no obligations or liabilities of any kind, absolute or contingent, that would be required under GAAP to be reflected on the consolidated balance sheet of the Company.

                  Section 4.9 Systems; Local Authorizations and FCC Authorizations. (a) (i) Schedule 4.9 sets forth a complete list for each System of the Local Authorizations (other than any such authorization, approval, certification, franchise, license or permit which is not material to the ownership or operation of a System) in effect as of the date hereof and indicates for each System those Local Authorizations requiring the consent of the Local Authority for consummation of the Transaction.

                  (ii) Each Local Authorization (x) is in all material respects validly held by Old VII or a Cable Division Subsidiary in accordance with and as required by the terms thereof and according to all applicable Legal Requirements and (y) is in all material respects in full force and effect and has not been revoked or canceled and Old VII or the applicable Cable Division Subsidiary is in material compliance therewith. To the knowledge of New VII and except as set forth on Schedule 4.9, no proceeding to revoke, cancel or modify in any manner any such Local Authorization has been initiated or threatened in writing. All 626 Letters for the Systems required to be filed in connection with renewal of Local Authorizations have been timely filed.

                  (iii) Except as otherwise indicated on Schedule 4.9, (aa)
Schedule 4.9 sets forth a list, for each Franchise Area, of the date (or, if applicable, the range of possible expiration dates) of expiration of each material Local Authorization with respect thereto; (bb) no other material Local Authorization is required by law in connection with the operation and maintenance of the Systems; and (cc) to the knowledge of New VII, (x) there are no operating cable television systems (other than the Systems) providing cable television programming to a material number of households in the Franchise Area and (y) no entity has been awarded a valid cable television franchise which enables such entity to provide cable television service to a material number of households in the Franchise Area.

                  (b) Schedule 4.9 contains a complete list as of the Company's accounting cutoff date ending immediately prior to May 31, 1995 (except that clause (ii) is reported as of March 31, 1995), with respect to each System, of
(i) the number of Basic Subscribers as shown on the System's monthly subscriber report, (ii) the number of pay customers by each pay service as shown in the Company's records, (iii) the approximate length of installed plant, and (iv) the approximate number of Homes Passed.

                  (c) Schedule 4.9 contains a complete list of all FCC Authorizations in effect as of the date hereof and all consents of the FCC necessary in connection with the Transaction.

                  (d) (i) No System is in material violation of and the Company has not received written notice of any claimed violation of, any FCC Authorization; (ii) Each such FCC Authorization is validly existing and in full force and effect in all material respects; and (iii) Each System has all material FCC Authorizations required for its operation of the Systems. To the knowledge of New VII, no proceeding to revoke, cancel or modify in any manner any such FCC Authorization has been initiated or threatened in writing and the applicable member of the Company is in material compliance with all such FCC Authorizations.

                  (e) Schedule 4.9 sets forth the Basic Subscriber Rate for each Franchise Area as of the date indicated therein.

                  Section 4.10 Absence of Changes. Except as described in
Schedule 4.10 or as contemplated or permitted by the Transaction Documents, since the Balance Sheet Date, (i) the Company has operated the Business in the ordinary course, consistent with past practices, (ii) there have been no changes in the Business which, individually or in the aggregate, have resulted in a Material Adverse Effect and (iii) there has been no issuance or sale of any shares of Old VII's capital stock.

                  Section 4.11 Subsidiaries. At the date of this Agreement, Old VII is a wholly-owned Subsidiary of VI.

                  Section 4.12 Assets. The Company has good and, subject to the matters referred to in item 4 of Schedule 4.19 and Permitted Liens, marketable title to, or a valid leasehold or license interest in, all tangible assets purported to be owned, leased or licensed by the Company, including, without limitation, all Inventory, Real Property and Equipment but excluding the Transferred Assets and the PVIT Assets (the "Cable Division Assets"), free and clear of all Liens other than Permitted Liens. The PVIT Bill of Sale is sufficient to transfer to Old VII good and, subject to Permitted Liens, marketable title to the PVIT Assets. The Cable Division Assets, the Transferred Assets and the PVIT Assets are in all material respects sufficient to operate the Business as currently conducted. Except for the Transferred Assets and the PVIT Assets, the Cable Division Assets constitute all material operating assets owned, leased or licensed by VI or any of its Subsidiaries and used primarily in the Cable Television Business of VI and its Subsidiaries. Any asset owned by VI or any Subsidiary of VI which is primarily used in the Business but is not held by the Company on the date of this Agreement will be transferred to the Company on or before the Exchange Time.

                  Section 4.13 Intellectual Property. To the knowledge of New VII, the conduct of the Business does not infringe upon the patents, trademarks, trade names or other intellectual property rights of any Person, with such exceptions as would not result in a Material Adverse Effect.

                  Section 4.14 Material Contracts. (a) Schedule 4.14 lists all Material Contracts in effect on the date hereof.

                  (b) Except as disclosed in Schedule 4.14, the Company is not in material default or breach of any Material Contract and, to the knowledge of New VII, (i) there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach and (ii) no other party to such Material Contract is in default or breach thereunder.

                  (c) Except as set forth on Schedule 4.14, the real property and personal property which are the subject of leases that constitute Cable Group Contracts are currently used in the construction, operation or maintenance of the Business or constitute Telecom Agreements.

                  Section 4.15 Litigation. Except as set out in Schedule 4.15, there are no actions, suits or proceedings pending and, to the knowledge of New VII, there are no claims, grievances, governmental investigations, actions, suits or proceedings threatened, against or affecting the Company with respect to the Business at law or in equity or before or by any Governmental Authority, or before or by an arbitrator or arbitration board which would have a Material Adverse Effect. Except as set out in Schedule 4.15, there are no judgments, decrees or orders outstanding against the Company with respect to the Business or any System.

                  . Except as set forth on Schedule 4.16, (i) the Company is in compliance with all applicable Legal Requirements and (ii) the Business is being conducted in compliance with all applicable Legal Requirements, with such exceptions to clauses (i) and (ii) as would not have a Material Adverse Effect.

                  Section 4.17 Employees. (a) Employment Agreements. Schedule
4.17 contains a list of all written employment agreements between the Company and Employees. The consummation of the Transaction will not result in Old VII or any Affiliate of Old VII becoming obligated to make any severance payments, to accrue any severance costs with respect to or to pay any stay-on bonuses to any Continuing Employee or Non-Continuing Employee. Except as set forth in Schedule 4.17, neither Old VII nor any Cable Division Subsidiary has made any commitment or representation to any Continuing Employee with respect to continuing employment nor will it make any such representation.

                  (b) Collective Agreements. Except as set out in Schedule 4.17, neither the Company nor any Affiliate of the Company is a party to any material labor or employment dispute or is bound by or a party to any collective bargaining agreement relating to Employees and no trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent for any of the Employees (i) holds bargaining rights with respect to any Employees by way of certification, interim certification, voluntary recognition, designation or successor rights; or (ii) has, to the knowledge of New VII, applied or indicated an intention to apply to be certified as the bargaining agent of any of the Employees.

                  (c) Employee Benefit Plans/ERISA. (i) Schedule 4.17 lists each stock option, stock purchase, disability, vacation pay, incentive, bonus, severance pay, deferred compensation, supplemental income or other employee benefit plan, policy or arrangement or agreement and each other "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by or contributed to by VI, the Company or any ERISA Affiliate of the Company, including all amendments thereto (collectively referred to as "Benefit Plans"), covering current or former employees of the Company or dependents or survivors of employees or former employees of the Company.

                  (ii) Except as set forth on Schedule 4.17, each Benefit Plan is in substantial compliance with all applicable laws and regulatory requirements, and has been administered substantially in accordance with its terms. To the knowledge of New VII, there are no circumstances relating to any Benefit Plan intended to be tax-qualified under Section 401(a) of the Code that would likely be treated by the IRS as a disqualifying event. No material liabilities, other than for payment of benefits in the ordinary course, have been incurred nor, to the knowledge of New VII, do any facts exist which are reasonably likely to result in any material liability (whether or not asserted as of the date hereof) of the Company arising by virtue of any event, act or omission occurring prior to the Exchange Date with respect to any Benefit Plan. To the knowledge of New VII, no liens under Code Section 412(n) or ERISA Section 4068(a) exists, no accumulated funding deficiency under Code Section 412(a) exists and no liabilities under ERISA Section 4069(a) or Section 4201(a) have been incurred with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company or any member of an ERISA affiliated group (as defined under Section 414(b), (c) and (m) of the Code) which would have a Material Adverse Effect, nor do any facts exist which are reasonably likely to result in the assertion of such liens or liabilities.

                  (iii) None of VI, Old VII, New VII or any ERISA Affiliate thereof has any present or future obligation to make any payment to or with respect to any present or former employee of the Company pursuant to any retiree medical benefit plan or other retiree welfare benefit plan (in each case except as required by law), and no condition exists that would prevent the Company from amending or terminating any Benefit Plan providing retiree welfare benefits to employees of the Company.

                  (d) Immigration. The Company has in all material respects properly verified the identity and authorization to work in the United States and has completed and retained INS forms I-9 for all Continuing Employees where required by the Immigration Reform and Control Act of 1986 and related statutes.

                  Section 4.18 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Old VII, any Cable Division Subsidiary or any of their Affiliates who might be entitled to any fee or commission from Old VII or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Transactions.

                  Section 4.19 Real Property. (a) Schedule 4.19 lists the address of each parcel of Owned Real Property.

                  (b) Except as set forth in Schedule 4.19, all Owned Real Property is used or useful in the Business.

                  (c) The Company has possession and the right to occupy the real property which is the subject of each lease of Leased Real Property that constitutes a Material Contract.

                  (d) The Company has not received written notice from any party to any instrument affecting any material parcel of Real Property that such party intends to terminate or cancel the same, with such exceptions as would not be reasonably expected to have a Material Adverse Effect.

                  Section 4.20 Environmental Matters. There is no past or present event, condition or circumstance (i) which constitutes a material violation by the Company of any Legal Requirements now in effect relating to pollution or protection of the environment from contamination (other than violations as to which Old VII will be indemnified by New VII pursuant to
Section 7.2(b)), including any material Legal Requirements relating to the use, treatment, storage, disposal, transport or handling of, or the spill, deposit, emission, discharge, migration, release or threatened release of, contaminants, substances, wastes or pollutants, including petroleum and "hazardous substances" as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA") (collectively, "Hazardous Materials"), into the environment or (ii) which has or will give rise to any material liability of the Company (other than liabilities as to which Old VII will be indemnified by New VII pursuant to Section 7.2(b)), including any material liability under CERCLA or other similar state law, based on, arising out of or related to the use, treatment, storage, disposal, transport of, or handling or the spill, deposit, emission, discharge, migration, release or threatened release of, any Hazardous Material into the environment; provided that the representations in this Section 4.20, insofar as they apply to the underground storage tanks listed on Schedule 4.20, shall apply without any limitation as to materiality. Attached hereto as Schedule 4.20 is a true and correct list of all underground storage tanks located on the Real Property.

                  Section 4.21 FCC and Copyright. (a) The Company is in compliance with the Rules and Regulations concerning Cumulative Leakage Index, as defined by the Rules and Regulations.

                  (b) The Company has made all material submissions (including, without limitation, registration statements) required under the Communications Act applicable to the conduct and operation of the Business and the Systems. The Company and the Systems are in compliance in all material respects with the Communications Act. The Company has provided all material notices to subscribers and maintained in all material respects all public files required under the Communications Act. Except as set forth in Schedule 4.21, the Company is certified as in compliance with the FCC's equal employment opportunity rules to the extent required to be so certified under such rules. Each System is in material compliance with all "must carry" requirements and has received all retransmission consents, except such as are being contested.

                  (c) The Company has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act with respect to the business and operations of each System as are sufficient to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in section 111 of the Copyright Act.

                  (d) The Company and each System are in compliance in all material respects with the Copyright Act, except as to potential copyright liability arising from the performance, exhibition or carriage of any music on each System. The Company and each System are entitled to hold and do now hold the compulsory copyright license described in section 111 of the Copyright Act.

                  Section 4.22 Covenants not to Compete. Except as set forth on
Schedule 4.22, the Company is not bound by covenants not to compete which will apply to the Company after the Effective Time. Schedule 4.22 lists all material covenants not to compete which will be enforceable by the Company after the Exchange Time.

                  Section 4.23 Telecom Capital Expenditures. As of June 30, 1995, the portion of Telecom Capital Expenditure Amount expended prior thereto did not exceed $11,500,000.

                  Section 4.24 Accounts Receivable, Net. The Company's allowance for customer doubtful accounts as of the Exchange Time will be in an amount not less than the total of all disconnected subscriber account balances, all amounts billed to subscribers for unrecovered converters and all accounts receivable aged over 120 days from the invoice or billing date, determined on a basis consistent with the Financial Statements.

                  Section 4.25 Number of Basic Subscribers. At the date of this Agreement, there are, and as of February 23, 1995, there were at least 1,134,000 Basic Subscribers (for this purpose, calculated without giving effect to the loss, if any, of Basic Subscribers as a result of a Disaster (defined for these purposes without regard to the number of Basic Subscribers affected)).

                  Section 4.26 Adjustment Amounts. As of June 30, 1995, Covered Capital Expenditures were $38,709,000, Covered Line Extension and Other Capital Expenditures were $9,091,000, capital expenditures made for which TCI Sub would be required to reimburse Old VII pursuant to Section 7.18 of the Subscription Agreement were $368,000, and access/exclusivity fees incurred in accordance with Exhibit E were $320,188.

                  Section 4.27 Ranking of Payment Obligations. On the Exchange Date, New VII's obligations to make payments to Old VII pursuant to Sections 2.3, 2.4, 2.5(b), 7.2, 9.1 and 9.2 shall rank no lower than pari passu in right of payment with New VII's obligations to repay its senior unsecured bank debt.

                                    ARTICLE V

                                 NONCOMPETITION

                  Section 5.1 Noncompetition. If the Share Purchase Closing occurs, so long as Old VII, TCI, TCI Sub or any Person to whom the Company initially transfers the Nashville System or Dayton System following the Share Purchase Closing in accordance with Section 7.19 of the Subscription Agreement (a "Specified Party") owns and operates a cable television system in a Franchise Area (determined as of the Exchange Date but not including any Unapproved Franchise Area unless and until the Deferred Closing Date, if any, with respect to such Unapproved Franchise Area), New VII agrees that, with respect to each such Franchise Area, from and after the Share Purchase Closing until the earlier of (i) the third anniversary of the Exchange Date or (ii) the date such Specified Party no longer owns and operates such Franchise Area, New VII shall not, and New VII shall not permit any of its Subsidiaries or any Subsidiaries of VI to, (x) directly engage in Cable Television Business in such Franchise Area or (y) indirectly engage in Cable Television Business in such Franchise Area through ownership of an equity interest in any Disqualified Person. For purposes of the preceding sentence (i) New VII and Subsidiaries of VI shall not be deemed to be engaged in Cable Television Business as a result of the ownership of 10% or less of the equity interests of any Person and (ii) no Person shall be deemed to be a Disqualified Person until the first anniversary of the later of (a) the date New VII and Subsidiaries of VI own in excess of 10% of the equity interests of such Person and (b) the date such Person becomes a Disqualified Person. The "Territory" shall consist, at any time, of all Franchise Areas (determined as of the Exchange Date) in which a Specified Party owns and operates a cable television system at such time, provided that any Unapproved Franchise Area shall not in any event be deemed to be part of the Territory unless and until the Deferred Closing Date, if any, with respect to such Unapproved Franchise Area. A "Disqualified Person" shall mean a Person, (i) 25% or more of whose revenues are derived from Cable Television Business within the Territory or (ii) whose Cable Television Business has active plant passing 100,000 or more of the homes in the Franchise Areas in the Territory, taken as a whole.

                                   ARTICLE VI

                                   TERMINATION

                  Section 6.1 Termination. This Agreement shall automatically terminate upon any termination of the Parents Agreement pursuant to Section 7.1 thereof.

                  Section 6.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 6.1 hereof: (i) this Agreement will forthwith become null and void, (ii) such termination will be the sole remedy with respect to any breach of any representation, warranty, covenant or agreement contained in or made pursuant to this Agreement and (iii) no party hereto or any of their respective officers, directors, employees, agents, consultants, shareholders or principals will have any liability or obligation hereunder or with respect hereto, provided, however, that no party to this Agreement shall be entitled to recover consequential damages in respect to any breach of this Agreement or any other Transaction Document.

                                   ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

                  Section 7.1 Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the Exchange Time, but the representations and warranties contained or made pursuant to this Agreement shall terminate and be of no further force on and as of April 30, 1997 except that the representations and warranties made by New VII in Sections 4.3, 4.12, 4.17(c), 4.20 and 4.22 shall survive indefinitely.

                  Section 7.2 Indemnification. (a) The party seeking indemnification pursuant to this Section 7.2 is referred to as the "Indemnified Party" and the party from whom indemnification is sought under this Section 7.2 is referred to as the "Indemnifying Party."

                  (b) If the Exchange Time occurs, notwithstanding any negligence or misconduct on the part of Old VII prior to the Exchange Time, New VII shall indemnify and hold harmless Old VII against and in respect of any and all Losses (w) constituting or arising out of any Lien attaching after the Exchange Date on (i) any Unapproved Franchise Assets prior to the date the Appraised Value with respect thereto is paid to Old VII pursuant to Section 2.3(d), or (ii) any Cable Group Contract assigned to New VII pursuant to Section 2.2, in each case of clauses (i) and (ii) while title to such Unapproved Franchise Asset or Cable Group Contract is held by New VII (other than Liens constituting, securing or arising out of Cable Liabilities or arising as a result of actions of Old VII or its Affiliates after the Exchange Date), (x) which may be incurred by Old VII by reason of (i) the breach of any representation and warranty of New VII contained in Article IV of this Agreement as if such representations and warranties were made as of the Exchange Date (except to the extent a different date is specified therein in which case such representation and warranty shall be deemed to be made as of such date), or (ii) the breach of any covenant or agreement of New VII contained in this Agreement (other than in Article IX) or the Bill of Sale, or (iii) the breach at or prior to the Exchange Date of any covenant or agreement of Old VII contained in this Agreement (other than in Article IX) or (y) constituting Non-Cable Liabilities.

                  (c) If the Exchange Time occurs, Old VII shall indemnify and hold harmless New VII against any and all Losses (w) constituting or arising out of any Lien attaching after the Exchange Date on any Non-Cable Asset while it is an Untransferable Asset (other than Liens constituting, securing or arising out of Non-Cable Liabilities or arising as a result of actions of New VII or its Affiliates after the Exchange Date), (x) which may be incurred by New VII by reason of a breach after the Exchange Date of a covenant or agreement of Old VII contained in this Agreement (other than in Article IX) or the Bill of Sale, (y) constituting Cable Liabilities or (z) constituting Accounts Payable, Other Current Liabilities or New Borrowing Obligations.

                  (d) Notwithstanding anything to the contrary in this Agreement
(i) the aggregate liability of an Indemnifying Party pursuant to this Article VII in respect of all Losses (together with any liability of such Indemnifying Party and its Affiliates for breaches of other Transaction Documents, other than
Section 3.1(d)(ii) of the Subscription Agreement and Sections 2.1(f) and 2.1(g) of the Parents Agreement) shall not exceed the Asset Value (provided that this clause (i) shall not limit the liability of New VII pursuant to Sections 7.2(b)(y), and (ii) no party shall be entitled to recover consequential damages pursuant to this Section 7.2 or otherwise in respect of any breach of this Agreement or any other Transaction Document.

                  (e) No claim for indemnification shall be made by any party pursuant to Section 7.2(b) or 7.2(c) with respect to a breach of a representation or warranty contained herein or made pursuant hereto or contained in the Subscription Agreement and constituting a Non-Cable Liability (i) unless notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement) has been given to the Indemnifying Party during the survival period set forth in Section 11.14 of the Subscription Agreement or Section 7.1, as the case may be; and (ii) except as to liability for breach of a representation or warranty set forth in Sections 6.7 and 6.8 of the Subscription Agreement and Sections 4.3, 4.12, 4.17(c), 4.18 ,4.20, 4.22, 4.25 and 4.26 only, until the Losses that would be recoverable under such claims aggregate in excess of 1/2 of 1% of the Asset Value, after which event the Indemnified Party shall be entitled to be indemnified for only such Losses as are in excess of 1/2 of 1% of the Asset Value.

                  (f) The Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim for indemnification under Section 7.2(b) or
(c) relating to a claim or demand of a third party with respect to which it is seeking indemnification hereunder. The failure to give such prompt notice shall not relieve the Indemnifying Party of its indemnity obligations hereunder with respect thereto, except to the extent (and only to the extent) that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with the counsel selected by the Indemnifying Party, provided that (x) the Indemnifying Party may not settle or compromise any such claim or demand without the consent of the Indemnified Party (which consent may not be unreasonably withheld) if injunctive or other equitable relief would be imposed against the Indemnified Party as a result thereof and (y) if the Indemnifying Party fails to defend against any claim or demand as to which the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article VII, the Indemnified Party may defend against such claim or demand at the expense of the Indemnifying Party. Notwithstanding anything in this Agreement, to the contrary, the Indemnified Party shall cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed by it at the expense of the Indemnified Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

                  (g) If the Exchange Time occurs, the rights of the parties under Sections 7.2 and 10.13 shall be the exclusive remedies of the parties with respect to breaches of representations, warranties, covenants and agreements contained in this Agreement (other than in Article IX hereof). Old VII, on behalf of itself and its Affiliates from time to time, hereby irrevocably waives and releases New VII and its Affiliates, effective as of and immediately after the Exchange Time, from any statutory or other right of contribution or indemnity (except as set forth in this Section 7.2 or in Article IX) with respect to the Company's ownership of the Cable Assets or operation of, or otherwise relating to, the Systems.

                  (h) In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Section 7.2(b) or (c), the Indemnifying Party shall, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates.

                  (i) Any payment made by Old VII to New VII pursuant to Sections 3.3, 3.5 or 7.2 hereof or pursuant to Article IX shall be treated as an increase in the assets contributed by Old VII to New VII pursuant to Section
2.1. Any payment by New VII to Old VII pursuant to Sections 2.5, 3.3, 3.4, 3.5 or 7.2 hereof or pursuant to Article IX shall be treated as a reduction in the assets contributed by Old VII to New VII pursuant to Section 2.1.

                  (j) New VII shall not consummate any transaction in which all or a majority in value (as determined in good faith by the management of New
VII) of its assets are distributed without fair consideration to its direct or indirect stockholders unless (x) the transferee of such assets or, if such assets represent principally an equity interest in an entity, such entity, assumes, by instrument reasonably satisfactory to Old VII, New VII's obligations under this Article VII and (y) the equity of such transferee or entity has a fair market value immediately following such transaction of at least $1,500,000,000 (one billion five hundred million dollars).

                                  ARTICLE VIII

                                EMPLOYEE MATTERS

                  Section 8.1 Employment. (a) Old VII shall take such action as may be necessary to terminate the employment of each Non-Continuing Employee prior to the Exchange Time provided, however, that the Company will not be required to violate the terms of a Cable Group Bargaining Agreement or any employment discrimination laws. All Continuing Employees who are actively employed, whether or not actively at work, at the Exchange Time, and who continue employment with the Company or a transferee of assets of the Company or with the manager of the Systems shall be paid at rates of compensation which are the same or substantially similar to their compensation prior to the Exchange Time and other terms and conditions substantially similar to those of other similarly situated employees of TCI, a transferee of assets of the Company or the manager of the Systems or in accordance with applicable Cable Group Bargaining Agreements, as applicable, and no interruption in employment shall be deemed to have occurred by virtue of the Transaction.

                  (b) Employee Benefits - Generally. Effective as of the Exchange Time, Continuing Employees shall cease active participation in any Benefit Plan or program or executive plan or arrangement sponsored and/or maintained by New VII (the "Viacom Plans"), and, except as specifically set forth herein, Old VII will have no obligations with respect to Viacom Plans and VI shall have no obligations with respect to any benefits plan established or maintained by Old VII or the Cable Group for Continuing Employees after the Exchange Time. Subject to the provisions of this Section 8.1 as to any particular benefit, as of the Exchange Time and for at least one year thereafter employee benefits shall be provided to Continuing Employees which are substantially similar to those provided to similarly situated employees of TCI Sub or a transferee of assets of the Company or of the manager of the Systems and, with respect to collective bargaining unit employees are consistent with Cable Group Bargaining Agreements. All prior service of Continuing Employees with the Company and any member of a controlled group of corporations or trades or businesses or an affiliated service group with the Company prior to the Exchange Time, within the meaning of Code Sections 414(b), (c), or (m), respectively ("ERISA Affiliates"), shall be recognized by the Company for all benefit plan purposes (other than benefit accrual under a defined benefit plan), to the extent recognized under the comparable Viacom Plan as in effect on the date of this Agreement. On or before the Exchange Time, Old VII shall provide New VII with a list setting forth the service accrued by each Continuing Employee. Old VII maintains a vacation and sick pay plan for employees; all other Benefit Plans are or will prior to the Exchange Date be Viacom Plans.

                  (c) Defined Benefit Pension Plan. As soon as practicable after the Exchange Time, New VII shall prepare and deliver to Old VII a schedule listing the Continuing Employees who were participants in the Viacom Pension Plan (formerly the Pension Plan for Divisional Employees of Viacom International Inc.) or any successor thereto (the "Viacom Pension Plan") as of the Exchange Time.

                  New VII shall cause all Continuing Employees to become 100% vested in their accrued benefits under the Viacom Pension Plan, and to be paid such benefits in accordance with the terms of the Viacom Pension Plan, as amended from time to time, and Old VII shall not have any responsibility with respect thereto. Old VII shall cooperate with New VII and VI to provide such current information regarding Continuing Employees on an ongoing basis as may be necessary to facilitate payment of pension benefits to such employees from the Viacom Pension Plan.

                  (d) 401(k) Plan. New VII shall cause all Continuing Employees to be 100% vested in their Viacom Investment Plan accounts as of the Exchange Time. After the Exchange Time, such reasonable actions necessary to cooperate with New VII shall be taken by Old VII to facilitate ongoing administration by New VII of the Viacom Investment Plan with respect to Continuing Employees' accounts, including, without limitation, providing current information to New VII with respect to Continuing Employees, including notifying New VII of the termination of employment or retirement of such employees and of any change of address or marital status of which Old VII has received notice; administering Investment Savings Plan loan repayments through payroll deductions for employees with outstanding Viacom Investment Plan loan balances as of the Exchange Time and remitting such payments to the plan trustee; distributing information provided by VI regarding the Viacom Investment Plan to Continuing Employees; and taking any other action as may be reasonably requested by New VII.

                  (e) Severance Obligations. Old VII shall not be responsible for any severance obligations to Non-Continuing Employees. Except as may be provided pursuant to the terms of any severance plan for the Company's employees as in effect immediately prior to the Exchange Time, Old VII agrees that New VII shall not be responsible for any obligations of the Company, including severance obligations, arising by virtue of termination of employment after the Exchange Time of any Continuing Employee.

                  (f) Sick Leave. Each Continuing Employee shall continue to be eligible for sick leave, including accrued and unused sick leave days to which such employee was entitled under the applicable personal sick leave policy applicable to the Company's employees ("Banked Sick Leave Days") as of the Exchange Time; provided, however, that any Continuing Employee who participates in a Short-Term Disability Plan maintained by Old VII, TCI Sub or a transferee of assets of the Company or the manager of the Systems shall be eligible to retain no more than ten (10) Banked Sick Leave Days as of the Exchange Date.

                  (g) Vacation. With respect to the computation year that includes the Exchange Date, Continuing Employees shall be eligible for paid vacation (as next described) as follows: The amount of a Continuing Employee's vacation for the remainder of the computation year shall be not less than the maximum number of days (up to a maximum of twenty-eight (28) but in any event not less than zero) accrued for the computation year under the applicable vacation policy adopted by Old VII for Continuing Employees after the Exchange Time (based on the employee's service and subject to Section 8.1(b)) less the vacation days used for the same period as an employee of the Company prior to the Exchange Time. In addition, each Continuing Employee shall receive the additional vacation, if any, that such employee would have been entitled to as of the Exchange Time under the applicable vacation policy applicable to the Company's employees in effect immediately prior to the Exchange Time.

                  (h) Welfare Plans. Subject to relevant provisions of applicable Cable Group Bargaining Agreements, each Continuing Employee shall be covered as of the Exchange Time under the terms of any medical, dental, vision, prescription drug, life insurance plans or other welfare benefit plans (within the meaning of Section 3(1) of ERISA), which are either, at the option of TCI Sub, a transferee of assets of the Company or the manager of the Systems, as applicable, (i) the same or substantially similar to the coverage of such employees prior to the Exchange Time or (ii) maintained by TCI Sub, a transferee of assets of the Company (only as to the employees of such transferees) or the manager of the Systems for its similarly situated employees ("Replacement Welfare Plans"). Notwithstanding the preceding sentence, any waiting periods or pre-existing condition limitations in such Replacement Welfare Plans shall be waived unless coverage would have been denied on a similar basis under welfare plans applicable to employees of the Company immediately prior to the Exchange Time (the "Cable Group Welfare Plans") and deductibles, maximum benefit restrictions and "out-of-pocket" maximums shall be coordinated so that (i) Continuing Employees receive credit towards any deductibles under Replacement Welfare Plans for deductibles paid under the Cable Group's Welfare Plans during the relevant plan year in which the Exchange Date occurs, and (ii) Continuing Employees receive credit for eligible claims incurred under the Cable Group's Welfare Plans during the plan year in which the Exchange Time occurs toward any "out-of-pocket" maximums under Replacement Welfare Plans. As soon as practicable after the Exchange Time, New VII shall prepare and deliver to Old VII the information needed for

Old VII to comply with the preceding sentence. New VII will be responsible for all eligible unpaid claims incurred by Continuing Employees prior to the Exchange Time and timely submitted for reimbursement in accordance with the Cable Group Welfare Plan. Continuation health care coverage shall be provided by the Company to all Continuing Employees and their qualified beneficiaries, who incur a qualifying event after the Exchange Time in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA"). New VII shall be responsible for providing continuation coverage to the extent required by law to any employee who is a Non-Continuing Employee and the qualified beneficiary of any such employee who incurs a qualifying event under COBRA on or prior to the Exchange Date.

                  (i) Employment Taxes. New VII and Old VII agree to follow the procedures set forth in Section 5 of Rev. Proc. 84-77 with respect to any Continuing Employee.

                  (j) WARN. Prior to the Exchange Time, Old VII shall comply with the Worker Adjustment and Retraining Notification Act and any comparable state law and New VII shall be responsible for any failure of Old VII to comply with such laws provided that TCI Sub has provided the list of Continuing Employees to VI as required by Section 7.20 of the Subscription Agreement.

                  (k) No Third Party Beneficiaries. Nothing in this Section 8.1 or elsewhere in this Agreement shall be deemed to make any employee of the Company a third party beneficiary of this Agreement.

                                   ARTICLE IX

                                   TAX MATTERS

                  Section 9.1 Obligation of New VII to Indemnify. (a) Except as may otherwise be agreed by the parties, New VII has assumed and shall be liable for, and shall indemnify and hold the Old VII Subgroup harmless from and against, all liability for Taxes of any member of the VI Group (including the members of the Old VII Subgroup) for taxable years or portions thereof ending on or prior to the Exchange Date on an after-Tax basis including without limitation any Tax arising as a result of the failure of the Transaction to qualify for the Tax treatment that satisfied the condition set forth in Section 6.1(iv) of the Parents Agreement.

                           (b) All Taxes of any member of the Old VII Subgroup
for which New VII is not required to indemnify the Old VII Subgroup pursuant to
Section 9.1(a) shall be the obligation of the Old VII Subgroup, and Old VII shall be liable for, and shall indemnify and hold the members of the VI Group harmless from and against, all such liabilities on an after-Tax basis.

                           (c) For purposes of this Agreement, each Tax
liability for a taxable year that includes, but does not end on, the Exchange Date (a "Straddle Period") shall be allocated between the period ending on the Exchange Date and the period beginning the day after the Exchange Date by allocating Tax liability as if each such period were a taxable year.

                  Section 9.2 Refunds. Any refunds of Taxes or any credit against Taxes (when and to the extent applied by any member of the Old VII Subgroup against any tax liability that New VII has not assumed pursuant to
Section 9.1(a) resulting in a tax benefit to any member of the Old VII Subgroup that it otherwise would not have realized in the absence of such credit), to the extent actually used, (in each case, including any interest relating thereto) of any member of the Old VII Subgroup with respect to taxable years or portions thereof ending on or prior to the Exchange Date shall be for the account of New VII (and in the case of refunds or credits of Old VII, have been or shall be assigned to New VII), and any other refunds of Taxes or credits against Taxes to the extent actually used of any member of the Old VII Subgroup shall be for the account of Old VII. Any refunds or credits with respect to Straddle Periods shall be allocated under the principles set forth in Section 9.1(c). Old VII shall promptly forward to, or reimburse New VII for, any such refunds or credits and interest due New VII after receipt thereof, and New VII shall promptly forward to, or reimburse Old VII for, any such refunds or credits and interest due Old VII after receipt thereof. In either case, the party entitled to such refund or credit shall reimburse the other party to the extent of any net Tax cost imposed on such other party in connection with the receipt of such refund or credit. Each party hereto shall cooperate with the other party as reasonably requested in making such filings as may be necessary and appropriate to seek any such refunds or credits.

                  Section 9.3 Final Returns. New VII shall prepare any Tax Returns to be filed which relate to any period ending on or prior to the Exchange Date. All such Tax Returns shall be prepared in a manner consistent with prior years and (to the extent applicable) shall report the Transaction in accordance with the treatment of the Transaction that satisfied the condition set forth in Section 6.1(iv) of the Parents Agreement (the "Required Treatment"). New VII and Old VII shall jointly prepare and control any Tax Return of any member of the Old VII Subgroup for Straddle Periods in a manner consistent with prior years and reporting the Transaction in accordance with the Required Treatment. Each party shall promptly respond to all reasonable requests by the other party for information necessary to prepare and file any such Tax Returns.

                  Section 9.4 Conduct of Audits and Disputes. (a) Contest Rights. A party who has "contest rights" with respect to an asserted Tax liability or a refund claim shall have the right (but not the obligation), at its own expense, to negotiate, settle or contest such asserted Tax liability or refund claim, in its own name or in the name of the other party or its affiliates, as appropriate, all in accordance with the terms of this Section
9.4. Such contest rights shall include, but not be limited to, the determination
(x) whether any action shall initially be by way of judicial or administrative proceedings, or both, (y) whether any such asserted Tax liability shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof and (z) if judicial action is undertaken, the court or other judicial body before which such action shall be commenced.

                           (b) Claims Controlled by New VII. Subject to
paragraphs (d), (e) and (f) hereof, New VII (and not Old VII) shall have the right to control the contest with respect to any asserted Tax liability or refund claim of any member of the Old VII Subgroup to the extent that New VII is required to indemnify against such asserted Tax liability pursuant to Section 9.1(a) or is entitled to such refund or credit pursuant to Section 9.2. Old VII and its affiliates shall have no right to participate in any such contest undertaken by New VII.

                           (c) Claims Controlled by Old VII. Subject to
paragraphs (d), (e) and (f) hereof, Old VII (and not New VII) shall have the right to control the contest with respect to any asserted Tax liability or refund claim of any member of the Old VII Subgroup to the extent that Old VII is required to indemnify against such asserted Tax liability pursuant to Section 9.1(b) or is entitled to such refund or credit pursuant to Section 9.2. New VII and its affiliates shall have no right to participate in any such contest undertaken by Old VII.

                           (d) Contests Involving Multiple Issues. If any
contest shall involve issues with respect to which both New VII and Old VII have contest rights hereunder, the parties will cooperate in any such contest, and will endeavor to permit each party to control the contest of issues for which it has such contest rights. In the event there is a disagreement among the parties over matters (such as choice of forum) relating to issues the contest of which are controlled by more than one party, such disagreement shall be resolved in favor of the party who controls the contest of the issues therein which, in the aggregate, would result in the largest Tax liability if resolved unfavorably or the largest Tax refund if resolved favorably.

                           (e) Notice; Cooperation. If any member of the Old VII
Subgroup or the VI Group (in either case the "Tax Indemnified Party") receives any written communication from a taxing authority regarding any actual or proposed assessment, official inquiry or proceeding that could give rise to an official determination with respect to any Tax liability or Tax refund claim for any period for which New VII or Old VII, respectively (the "Tax Indemnifying Party"), may be liable (in the case of a liability) or may be entitled (in the case of a refund claim) pursuant to this Agreement, such Tax Indemnified Party
(i) shall within 30 days of receipt of such written communication so notify such Tax Indemnifying Party in writing, (ii) shall request in such notice that such Tax Indemnifying Party notify it in writing if it intends to exercise its contest rights hereunder, and (iii) shall, prior to and for at least 30 days after so notifying such Tax Indemnifying Party (or, if less, within a period ending 5 days, including extensions, prior to the date on which the Tax Indemnified Party is required to take action pursuant to such written communication), refrain from making any payment of any Tax claimed and forebear from any settlement negotiations or compromises with respect to such proposed adjustment. The Tax Indemnifying Party agrees to notify the Tax Indemnified Party in writing within such 30 days period if it intends to exercise its contest rights hereunder with respect to the asserted Tax liabilities or the Tax refund claim. The parties hereto agree to cooperate with each other in connection with any examination process with respect to any asserted Tax liability or Tax refund claim and shall make available on a reasonable basis to each other any personnel, books, records or other documents necessary or appropriate for participation in such process.

                  (f) Payment After Final Determination. If any contest is undertaken pursuant to this Section 9.4, then the Tax Indemnifying Party shall have no indemnification obligation with respect to the subject matter of such contest until there occurs a Final Determination.

                  Section 9.5 Carrybacks. No losses or credits of any member of the Old VII Subgroup arising in taxable years beginning after the Exchange Date may be carried back to taxable years ending on or prior to the Exchange Date.

                  Section 9.6 Designation of Agent for PCI Group. Old VII and New VII hereby (i) acknowledge that certain direct and indirect subsidiaries of Old VII (the "PCI Subsidiaries") which were formerly includible in the consolidated federal income tax returns of the affiliated group of which Paramount Communications Inc. was the common parent (the "PCI Group") intend to apply to the Internal Revenue Service for permission to designate Paramount Pictures Corporation or another PCI Subsidiary as the agent for the PCI Group pursuant to Treas. Reg. ss. 1.1502-77(d) and (ii) agree to cooperate in attempting to have such permission granted.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.1 Expenses. Except as expressly set forth herein, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the Transaction is consummated will be paid by the party incurring the same.

                  Section 10.2 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, Schedules and Exhibits, unless otherwise indicated, are references to Sections, Schedules and Exhibits hereof.

                  Section 10.3 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be mailed by prepaid registered or certified mail, timely deposited with an overnight courier such as Federal Express, or delivered against receipt, as follows:

                  to:

                                    Viacom Inc.
                                    1515 Broadway
                                    New York, NY  10036
                                    Attention:  General Counsel

                           with a copy to:

                                    Hughes Hubbard & Reed
                                    One Battery Park Plaza
                                    New York, NY  10004
                                    Attention:  Ed Kaufmann, Esq.

                           and

                                    TCI Communications, Inc.
                                    Terrace Tower II
                                    5619 DTC Parkway
                                    Englewood, CO  80111-3000
                                    Attention:  Chief Executive Officer

                           with a copy to:

                                    Tele-Communications, Inc.
                                    Terrace Tower II
                                    5619 DTC Parkway
                                    Englewood, CO  80111-3000
                                    Attention:  General Counsel

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section 10.3. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

                  Section 10.4 Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors, however, neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto (other than by operation of law) without the prior written consent of the other parties, and any such assignment or purported assignment without such consent shall be void, provided, however, that Old VII may pledge its rights hereunder effective on or after the Exchange Date to the Lenders pursuant to the Loan Documentation to secure the New Borrowing Obligations (and no exercise by the Lenders of their rights as such pledgees shall violate this Section 10.4).

                  Section 10.5 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings with respect thereto.

                  Section 10.6 Amendment; Waiver. (a) This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.

                  (b) Any party hereto may, by an instrument in writing, waive compliance with any term or provision of this Agreement on the part of such other party hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

                  Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original. All signatures need not be on one counterpart.

                  Section 10.8 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

                  Section 10.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and New VII and Old VII will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  Section 10.10 Consent to Jurisdiction. Each party hereby submits to the non-exclusive jurisdiction of the courts of general jurisdiction of the States of New York and Colorado and the federal courts of the United States of America, located in the City of New York, New York, and Denver, Colorado solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.3 hereof, provided that service of process may be accomplished in any other manner permitted by applicable law.

                  Section 10.11 Third Person Beneficiaries. This Agreement is not intended and shall not be construed to confer upon any Person (other than Old VII and New VII) any rights or remedies hereunder.

                  Section 10.12 Representations and Warranties; Schedules. Neither the specification of any dollar amount in the representations and warranties set forth in Article IV or elsewhere herein nor the indemnification provisions of Article VII nor the inclusion of any items in any Schedule will be deemed to constitute an admission by New VII, or otherwise imply, that any such amounts or the items so included are material for the purposes of this Agreement. All documents or information disclosed in the Schedules are intended to be disclosed for all purposes under this Agreement and will also be deemed to be incorporated by reference in each Schedule to which they may be relevant without further disclosure.

                  Section 10.13 Specific Performance. New VII and Old VII recognize that any breach of any covenant or agreement contained in this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party will be entitled to enforce the agreements and covenants contained herein of New VII and Old VII, as the case may be, by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in New York, New York, as of the day and year first above written.

                                       VIACOM INTERNATIONAL INC.

                                       By:
                                          ---------------------------
                                          Name:
                                          Title:

                                       VIACOM INTERNATIONAL SERVICES INC.

                                       By:
                                          ---------------------------
                                          Name:
                                          Title: